                                                                    Exhibit 10.9


                            AIRPORT CORPORATE CENTER
                                  OFFICE LEASE
                           7200 CORPORATE CENTER DRIVE
                                 MIAMI, FL 33126
                             SUITE 600 AND SUITE 405

                      MIAMI RPFIV AIRPORT CORPORATE CENTER
                      ASSOCIATES LIMITED LIABILITY COMPANY
                      A DELAWARE LIMITED LIABILITY COMPANY
                                   AS LANDLORD

                                       AND

                            CONTINUCARE CORPORATION,
                              A FLORIDA CORPORATION
                                    AS TENANT

                                TABLE OF CONTENTS

SECTION                                                                     PAGE
BASIC LEASE INFORMATION RIDER...........................................       i

OFFICE LEASE............................................................       1

1.   PREMISES; RENTABLE SQUARE FEET; COMMON AREAS.......................       1

     A.       Premises..................................................       1

     B.       Rentable Square Feet......................................       1

     C.       Common Areas..............................................       1

2.   LEASE TERM; SPACE REDUCTION OPTIONS; RIGHTS OF FIRST OFFER;
     RENEWAL OPTIONS....................................................       1

     A.       Lease Term................................................       1

     B.       Space Reduction Options...................................       1

     C.       Renewal Options...........................................       3

     D.       Rights of First Offer.....................................       5

3.   RENT...............................................................       8

     A.       Base Rent.................................................       8

     B.       Intentionally Omitted.....................................       9

     C        Overhead Rent.............................................       9

     D.       Definitions...............................................      10

     E.       Related Provisions.......................................       14

     F.       Rent Free Period.........................................       16

4.   SECURITY DEPOSIT...................................................      16

5.   USE................................................................      17

6.   IMPROVEMENTS.......................................................      17

7.   POSSESSION.........................................................      17

     A.       Delivery of Possession....................................      18

     B.       Initial Delay.............................................      18

     C.       Subsequent Delay..........................................      18

     D.       Holdover Premium..........................................      18

8.   PARKING............................................................      19

     A.       General...................................................      19

     B.       Rates.....................................................      19

     C.       Reservations..............................................      19

     D.       Conditions................................................      19

9.   BUILDING SERVICES..................................................      19

     A.       General...................................................      19

              (1)   Janitorial Service..................................      20

              (2)   Electricity.........................................      20

              (3)   HVAC Services.......................................      20

              (4)   Water and Sewer.....................................      20

              (5)   Elevator Service....................................      20

              (6)   Telecommunications..................................      21

              (7)   Floor Load..........................................      24

     B.       Interruption of Services..................................      24

10.  SECURITY...........................................................      24

     A.       Landlord's Responsibility.................................      24

     B.       Tenant's Responsibility...................................      24

     C.       Interruption of Security..................................      24

11.  REPAIRS AND MAINTENANCE............................................      24

     A.       Landlord's Responsibilities...............................      25

     B.       Tenant's Responsibilities.................................      25

     C.       Repairs and Maintenance; Miscellaneous....................      25

12.  TENANT'S ALTERATIONS...............................................      25

     A.       General...................................................      25

     B.       Administration Fee........................................      26

13.  LANDLORD'S ADDITIONS AND ALTERATIONS...............................      26

14.  ASSIGNMENT AND SUBLETTING..........................................      26

     A.       General...................................................      26

     B.       Recapture.................................................      28

     C.       Net Profit................................................      28

15.  TENANT'S INSURANCE COVERAGE........................................      29

     A.       General...................................................      29

     B.       Evidence..................................................      29

16.  LANDLORD'S INSURANCE COVERAGE......................................      29

     A.       General...................................................      29

     B.       Tenant's Acts.............................................      30

17.  SUBROGATION........................................................      30

     A.       Waiver of Subrogation Rights..............................      30

     B.       Exclusions................................................      30

     C.       Notice to Insurance Companies; Indemnification............      30

18.  DAMAGE OR DESTRUCTION BY CASUALTY..................................      30

     A.       Material Damage or Destruction............................      31

     B.       Partial Damage or Destruction.............................      31

     C.       Rent Adjustments..........................................      32

19.  EMINENT DOMAIN.....................................................      32

     A.       Substantial Taking........................................      32

     B.       Insubstantial Taking......................................      32

     C.       Landlord's Additional Right to Terminate..................      33

     D.       Rent Adjustments..........................................      33

     E.       Condemnation Award........................................      33

20.  LIMITATION OF LANDLORD'S LIABILITY; INDEMNIFICATION................      33

     A.       Personal Property.........................................      33

     B.       Limitations...............................................      33

     C.       Indemnification...........................................      34

21.  RELOCATION OF TENANT...............................................      34

     A.       General...................................................      34

     B.       No Interference...........................................      35

     C.       Premises..................................................      35

     D.       Costs.....................................................      35

     E        Notice....................................................      35

22.  COMPLIANCE WITH LAWS, PROCEDURES AND RESTRICTIVE
     COVENANTS..........................................................      35

     A.       Compliance................................................      35

     B.       Notice Prior to Work......................................      35

     C        Radon.....................................................      36

     D.       Occupational License......................................      36

     E.       Premises Certificate of Use and Occupancy.................      36

23.  RIGHT OF ENTRY.....................................................      36

24.  DEFAULT............................................................      36

     A.       Events of Default.........................................      36

     B.       Tenant's Grace Period.....................................      37

     C.       Landlord's Default........................................      38

25.  LANDLORD'S REMEDIES FOR TENANT'S DEFAULT...........................      38

     A.       Landlord's Remedies.......................................      38

     B.       Exercise of Landlord's Remedies...........................      39

     C.       Acceleration..............................................      39

     D.       Attorneys' Fees...........................................      40

26.  LANDLORD'S RIGHT TO PERFORM FOR TENANT'S ACCOUNT...................      40

27.  LIENS..............................................................      41

     A.       General...................................................      41

     B.       Default...................................................      41

28.  NOTICES............................................................      41

29.  ESTOPPEL CERTIFICATE; SUBORDINATION................................      41

     A.       Estoppel Certificate......................................      41

     B.       Subordination.............................................      42

30.  ATTORNMENT AND MORTGAGEE'S REQUEST.................................      42

     A.       Attornment................................................      42

     B.       Mortgage Modification.....................................      43

31.  ASSIGNMENT BY LANDLORD.............................................      43

32.  SURRENDER OF PREMISES; HOLDING OVER................................      43

     A.       Surrender.................................................      43

     B.       Removal...................................................      43

     C.       Holdover..................................................      43

     D.       No Surrender..............................................      44

33.  NO WAIVER; CUMULATIVE REMEDIES.....................................      44

     A.       No Waiver.................................................      44

     B.       Rent Payments.............................................      44

34.  WAIVER.............................................................      44

35.  CONSENTS AND APPROVALS.............................................      44

36.  RULES AND REGULATIONS..............................................      45

37.  SUCCESSORS AND ASSIGNS.............................................      45

38.  QUIET ENJOYMENT....................................................      45

39.  ENTIRE AGREEMENT...................................................      45

40.  HAZARDOUS MATERIALS................................................      45

     A.       Prohibition of Storage....................................      45

     B.       Disclosure Warning and Notice Obligations.................      46

     C.       Environmental Tests and Audits............................      46

     D.       Survival of Obligations...................................      47

41.  BANKRUPTCY PROVISIONS..............................................      47

     A.       Event of Bankruptcy.......................................      47

     B.       Additional Remedies.......................................      47

42.  MISCELLANEOUS......................................................      48

     A.       Severability; Governing Law...............................      48

     B.       No Offer..................,...............................      48

     C.       Entire Agreement..........................................      48

     D.       Payment of Taxes..........................................      48

     E.       Early Occupancy...........................................      48

     F.       Brokers...................................................      49

     G.       Recording.................................................      49

     H.       No Other Relationship.....................................      49

     I.       Interpretation; Construction..............................      49

     J.       Easements.................................................      49

K.   Landlord's Rights..................................................      49

L.   Delegation ........................................................      49

M.   Joint and Several Liability........................................      49

N.   Zoning.............................................................      50

O.   Force Majeure......................................................      50

P.   Time...............................................................      50

Q.   Erisa and UBTI Restrictions........................................      50

R.   Confidentiality....................................................      51

S.   Signage............................................................      51

T.   Storage Space............................... . ....................      51

EXHIBITS:

Exhibit "A"       Floor Plans
Exhibit "B"       Airport Corporate Center Office Lease
                  Landlord Work Letter Agreement
Exhibit "C-1"     Intentionally Omitted
Exhibit "C-2"     Building Standard
Exhibit "D"       Building Rules and Regulations
Exhibit "E"       Janitorial Specifications
Rider #1          Early Occupancy Agreement for Suite 405
Rider #2          Form of Subordination, Nondisturbance and Attornment Agreement
Rider #3          Form of Letter of Credit

                          BASIC LEASE INFORMATION RIDER

Tenant: CONTINUCARE CORPORATION, a Florida corporation

Landlord: MIAMI RPFIV AIRPORT CORPORATE CENTER ASSOCIATES LIMITED LIABILITY COMPANY, a Delaware limited liability company qualified to do business in the State of Florida

Date of Lease: June 3, 2004

Section 1 Premises: Suite No. 600 and Suite No. 405 in Building No. 4 7200 Corporate Center Drive
             Miami, Florida 33126

Section 1    Total Rentable Area of the Premises: 8,227 rentable square feet in Suite 600
                                                  1,589 rentable square feet in Suite 405
                                                  -----
                                                  9,816 total rentable square feet

Section 2 Lease Commencement Date: Upon Landlord's Substantial Completion of the Improvements to be constructed by Landlord under Exhibit "B" hereto, made earlier on a day for day basis for Tenant's Delay, as defined in Exhibit "B", targeted for October 1, 2004. See Rider #1 for provisions of early occupancy of Suite 405, which Rider does not either affect or modify the provisions of the foregoing or of
             Section 2 of the Lease.

Section 2 Expiration Date: Sixty-three (63) months following the Lease Commencement Date

Section 2    Lease Term: Sixty-three (63) months

Section 2 Rent Commencement Date: Three (3) months following the Lease Commencement Date, but no sooner than January 1, 2005 with respect to Suite 600.

Section 3 Initial Base Rent: $13,497.00 per month (plus all applicable taxes), i.e., $161,464.00 for the twelve (12) month period for following the Rent Commencement Date (plus all applicable taxes), subject to increase by the Allowance Increase Rent as defined in EXHIBIT "B" hereto.

Section 3    Tenant's Percentage Share: 10.598%

Section 3    Total Rentable Area of the Building: 92,621 rentable square feet

Section 4 Security Deposit: $30,000.00, to be reduced, provided Tenant is not in default, to $15,000.00 on the last day of the thirty-ninth
             (39th) month of the Lease Term. At Tenant's election, the Security Deposit may be in the form of the Letter of Credit attached hereto as Rider #3 hereto.

Section 5 Use of Premises: Tenant's general Office Use and any other related use, subject to applicable law, code and ordinance

             Tenant's Address for Notices Prior to Lease Commencement Date:
             80 S.W. 8th Street, Suite 2350
             Miami, FL 33130
             Attention: CEO and President

             And also, with respect to default notices:

             Robert E.Gallagher, Jr., Esq.
             Stearns, Weaver, Miller, Weissler, Alhadeff & Sitterson P.A. 150 West Flagler Street, Suite 200
             Miami, FL 33130

             Tenant's Address for Notices After Lease Commencement Date:

             7200 Corporate Center Drive, Suite 600
             Miami, FL 33126
             Attention: CEO and President

             And also, with respect to default notices:

             Robert E. Gallagher, Jr., Esq.
             Stearns, Weaver, Miller, Weissler, Alhadeff & Sitterson P.A. 150 West Flagler Street, Suite 200
             Miami, FL 33130

             Landlord's Address for Notices:

             CB Richard Ellis, Inc.
             7300 Corporate Center Drive, Suite 100
             Miami, Florida 33126
             Attention: Senior Real Estate Manager

             With copies to:

             Miami RPFIV Airport Corporate Center Associates Limited Liability Company
             c/o GE Asset Management Incorporated
             3003 Summer Street, P. O. Box 7900
             Stamford, CT 60904-7900
             Attention: Robert J. Hughes

Section 8    Number of surface parking spaces: 4
             per 1,000 rentable square feet of the Premises
             Monthly Rate Per Parking Space $0.00

             Number of covered and reserved parking spaces: 3 spaces in close proximity to the east end of the parking garage appurtenant to the building located at 7300 Corporate Center Drive. Tenant's reserved parking spaces are included in the 4 parking spaces per 1,000 rentable square feet of the Premises allocated above.

Section 15   Amount of General Comprehensive Liability Insurance: $3 million

Section 42   Tenant's Real Estate Broker: CRESA Partners
             Landlord's Real Estate Broker: CB Richard Ellis, Inc.

Exhibit "B"

             Landlord's contribution: The lesser of (a) $188,657.00 or (b) the actual cost to construct Tenant's improvements and the other permissible costs under EXHIBIT "B".

             Architecture Detail Date: May 14, 1004. The date by which Mora Architectural Partnership ("Tenant's Architect"), shall provide Landlord with Tenant's proposed space plan for the Premises. Tenant's space plan was timely delivered by Tenant and has been accepted by Landlord. Tenant's Architect shall prepare Plans and Specifications for Landlord's written consent within fifteen (15) business days following Landlord's approval of Tenant's proposed space plan. Such fifteen (15) day period includes a period of ten
             (10) business days for the work of Initial Engineers, P.A. ("Landlord's Engineer"), and shall be extended on a day for day basis in the event of delay by Landlord's Engineer. The time period for performance by Landlord's Engineer shall commence when it is in receipt of all required information. Landlord's Engineer shall advise Tenant in writing within one (1) business day after receipt of partial submittals if additional information is required. Tenant hereby designates Maritza Malacrino as its authorized representative with respect to the approvals required of Tenant under Exhibit "B" hereto and for other Tenant decisions required under Exhibit "B". Tenant may change such authorized representative by written notice to Landlord.

      Certain of the information relating to the Lease, including many of the principal economic terms, are set forth in the foregoing Basic Lease Information Rider (the "BLI Rider"). In the event of any conflict between the terms of the BLI Rider and the terms of the Lease, the Lease shall control.

                            AIRPORT CORPORATE CENTER
                                  OFFICE LEASE

      THIS OFFICE LEASE ("Lease") is made as of the 3rd day of June, 2004, by and between MIAMI RPFIV AIRPORT CORPORATE CENTER ASSOCIATES LIMITED LIABILITY COMPANY, a Delaware limited liability company authorized to do business in the State of Florida ("Landlord"), and CONTINUCARE CORPORATION, a corporate entity formed under the laws of the State of Florida ("Tenant").

                                   WITNESSETH:

1.    PREMISES; RENTABLE SQUARE FEET; COMMON AREAS:

      A. Premises. Landlord leases to Tenant and Tenant leases from Landlord the premises in the building commonly referred to as "Building No. 4", located at 7200 Corporate Center Drive Miami, Florida 33126 (the "Building"), known by that certain suite number set forth in the Basic Lease Information Rider (the "BLI Rider") attached to the front of this Lease and incorporated into this Lease by this reference, which space is more particularly shown on the floor plans attached hereto as EXHIBIT "A" and by this reference incorporated herein (the "Premises"). The parties hereby acknowledge that the Building is located within the project commonly known as "Airport Corporate Center" (the "Project").

      B. Rentable Square Feet. The parties hereby agree that the Premises contain the number of rentable square feet set forth in the BLI Rider.

      C. Common Areas. In addition to the Premises, Tenant has the right to use, in common with others, the lobby, public entrances, public stairways, public restrooms and public elevators (if any) of the Building. The common areas serving the Building, including those referenced above, the parking facilities, and all others, shall at all times be subject to Landlord's exclusive but reasonable control and management.

2.    LEASE TERM: SPACE REDUCTION OPTIONS: RIGHTS OF FIRST OFFER; RENEWAL
      OPTIONS:

      A. Lease Term. The lease term ("Lease Term") is for the period of time set forth in the BLI Rider, commencing on the Lease commencement date set forth in the BLI Rider ("Lease Commencement Date") and ending on the Lease expiration date set forth in the BLI Rider ("Expiration Date"). Tenant's obligation to pay all rent, including Base Rent, Overhead Rent and Additional Rent (collectively, "Rent"), as such terms are hereafter defined, shall commence on the rent commencement date set forth in the BLI Rider ("Rent Commencement Date"). Notwithstanding the foregoing, the parties agree and acknowledge that the Lease Commencement Date and/or the Rent Commencement Date are subject to change pursuant to the work letter agreement attached hereto as EXHIBIT "B" ("Initial Improvement Schedule") and by this reference incorporated herein.

      B. Space Reduction Options. Effective only on the last day of the twenty-seventh (27th) month following the Lease Commencement Date and the last day of the forty-eighth (48th) month following the Lease Commencement Date, Tenant shall have the right to eliminate Suite 405 from the Premises ("Space Reduction Option"), subject to the following conditions:

            (a)   Tenant shall provide to Landlord no less than two hundred ten
                  (210) days advance written notice ("Reduction Notice") of its exercise of this Space Reduction Option.

            (b) The number of parking spaces allocated to Tenant and Tenant's Percentage Share shall be reduced in proportion to the reduced size of the Premises.

            (c) Tenant's Space Reduction Option shall expire and be of no further force or effect upon the first to occur of the following:

                  (1) Tenant exercises the Suite 406 Right of First Offer as defined below, or,

                  (2) An Event of Default exists on either (i) the date Tenant exercises its Space Reduction Option or, (ii) unless waived in writing by Landlord, on the proposed effective date of any Space Reduction Option.

                  (3) The parties shall, within thirty (30) days following Tenant's exercise of this Space Reduction Option confirm in writing by way of Lease amendment:

                        a. The effective date of the reduction in size of the Premises;

                        b. Tenant's new, decreased percentage share, decreased number of parking spaces; and

                        c. Any other terms related to the Space Reduction Option or this Lease that Landlord or Tenant reasonably requests to be confirmed which relates to Tenant's exercise of this Space Reduction Option.

                        d. Tenant shall tender to Landlord, as an agreed upon and stipulated termination fee ("Termination Fee") for Suite 405, within ten (10) business days following Tenant's receipt of Landlord's notice of the amount (and associated calculation) of the Termination Fee. The Termination Fee shall be comprised of the following sums and components.

                              1.    the sum of $6,554.62, representing the
                                    amount of Rent having been subject to
                                    abatement with respect to Suite 405; and

                              2. Landlord's "Unamortized Up Front Costs" as of the effective date of Tenant's exercise of the Space

                                    Reduction Option. For purposes hereof,
                                    "Landlord's Unamortized Up Front Costs"
                                    shall mean (i) the unamortized portion of costs expended by Landlord specifically for improvements for Suite 405 under this Lease (including any Allowance Increase Amount paid by Landlord and any architectural, engineering and other related costs), and
                                    (ii) the unamortized portion of commissions paid to the Brokers in connection with this Lease for Suite 405 only. Landlord's Unamortized Up Front Costs shall be amortized as follows:

                                    (1)   First, Landlord's Unamortized Up Front
                                          Costs in connection with this Lease
                                          shall be divided by the number sixty
                                          (60) and the resultant number shall be
                                          deemed the "Monthly Amortization
                                          Factor".

                                    (2)   Second, the Monthly Amortization
                                          Factor shall be multiplied by the
                                          number of months remaining in the
                                          Lease Term between the effective date
                                          of the Space Reduction Option and the
                                          Expiration Date.

                                    (3)   Landlord's Unamortized Up Front Costs
                                          shall be the sum of the number
                                          obtained by the calculation set forth
                                          in (1) and (2) above.

      C. Renewal Options. If this Lease shall not have been terminated pursuant to any provision hereof, and provided there shall then exist no Event of Default under this Lease or event or condition which, with the lapse of the applicable grace period (unless Tenant is using and continues to use until completion, diligent and good faith efforts to correct such event or condition), would mature into an Event of Default under this Lease, Tenant shall have the option to renew this Lease (the "Renewal Option") for two (2) additional terms of five (5) years each (each an "Extended Term"), upon the same terms and conditions as in the initial Lease Term except that the Base Rent for the renewal term shall be a mutually agreed upon negotiated rental rate. The Renewal Option must be for all of the Premises leased by Tenant on the date that Tenant gives notice to Landlord of its exercise of the Renewal Option. Tenant shall give Landlord not less than nine (9) months or more than twelve (12) months notice of Tenant's intent to renew prior to the expiration of the then applicable term. If either Renewal Option is exercised, the Expiration Date shall mean the last day of the renewed Lease Term. Landlord shall not provide any tenant improvement work or allowance for any exercised Renewal Option. Tenant shall not be entitled to exercise its second Renewal Option if Tenant has not exercised its First Renewal Option. The Base Year for each renewal term shall be the calendar year in which such renewal term first commences.

            (a) Landlord shall notify Tenant of the proposed Fair Market Rent for the applicable Extended Term within thirty (30) days of receiving Tenant's notice. Landlord and

Tenant shall attempt to agree upon the Fair Market Rent by the date that is seven (7) months prior to the initial Term expiration.

            (b) The Fair Market Rent during each Extended Term shall be the sum equal to the rent a willing Tenant and a willing Landlord would agree upon under the then current market conditions for new leases of comparable space upon comparable terms and conditions for comparable periods of time in office buildings of same age and quality in the airport-west submarket of Miami-Dade County, Florida, for the Extended Term, taking into account an updated Base Year for the applicable Extended Term and the tenant improvements in the Premises and the amount of any allowance granted by Landlord for such Extended Term (the "Fair Market Rent"), as agreed by the parties to the Lease by no later than the date that is seven (7) months prior to the expiration of the then current Term or in the event the parties cannot agree, the Fair Market Rent as determined by appraisers pursuant to the following procedure. In the event Landlord and Tenant agree on Fair Market Rent, such agreement shall be reduced to a written form and when executed and delivered by both parties will be binding on Landlord and Tenant, and execution thereof by Tenant shall be deemed acceptance thereof.

            (c) If Tenant has given the Extension Notice and no agreement has been reached by the parties with respect to the Fair Market Rent by the date that is seven (7) months prior to the first day of the Extended Term, both parties shall appoint a Qualified Appraiser (as defined below) no later than the tenth (10th) business day following such date. Each Qualified Appraiser shall arrive at a determination of Fair Market Rent and submit their conclusions to Landlord and Tenant within thirty (30) days after the appointment of the Qualified Appraisers. If only one (1) appraisal is submitted within the requisite time period, it shall be deemed the Fair Market Rent. If both appraisals are submitted within such time period, and if the two (2) appraisals so submitted differ by less than ten (10%) percent of the higher of the two, the average of the two shall be the Fair Market Rent. If such appraisals are ten (10%) percent or more apart, the appraisers shall promptly select a third Qualified Appraiser (or if they cannot agree, a third Qualified Appraiser shall be named by the head of the local Chapter of the Appraisal Institute or comparable successor organization). Within thirty (30) days of the selection of the third Qualified Appraiser, each Qualified Appraiser shall submit his or her appraisal of the Fair Market Rent. In the event the third appraisal shall be greater than the average of the first two (2) appraisals of Landlord and Tenant, then the Fair Market Rent shall be the average of the two (2) highest appraisals. In the event such third appraisal shall be lower than the average of the first two (2) appraisals, then the Fair Market Rent shall be the average of the two (2) lowest appraisals. The Qualified Appraisers shall submit their final conclusion to Landlord and Tenant within such thirty (30) day period. In the event either party to the Lease fails to name a Qualified Appraiser when required hereunder, the Fair Market Rent shall be determined by the Qualified Appraiser selected by the other party. Each party to this Lease shall pay all fees of any Qualified Appraiser selected by it and any fees of a third Qualified Appraiser shall be shared equally by each party hereto. As used herein the term "Qualified Appraiser" shall refer to an independent appraiser holding an MAI ("Member of the Appraisal Institute") designation or its equivalent, having not less than ten (10) years experience appraising class B office buildings in the airport-west submarket of Miami-Dade County, Florida. The determination of Fair Market Value by such appraisal process shall be binding on Landlord and Tenant unless Tenant, within five (5) business days following its receipt of Fair Market Rent from the Qualified Appraisers, gives Landlord written notice that it cancels its exercise of the applicable Renewal Option and, in the event of such timely notice by Tenant, such Renewal Option shall be cancelled.

      D.    Rights of First Offer.

            (a) Tenant shall have the right to accept (i) Landlord's offer of each available space on the sixth floor of the Building, without regard to size or location (the "Sixth Floor Right of First Offer") and Suite 406 in the Building, stipulated to consist of 1,372 rentable square feet (the "Suite 406 Right of First Offer"). The sixth floor of the Building and Suite 406 are together referred to as "Offer Space". Each portion of the Offer Space is leased as of the date hereof. Landlord's offer to Tenant shall be for Tenant's Lease of such premises effective when the current tenant or occupant of any portion of Offer Space's right to lease such Offer Space expires or has been terminated. Landlord's offer shall include a proposed commencement date taking into account any proposed period for the construction of tenant improvements in such Offer Space.

            (b) With regard to the Sixth Floor Right of First Offer and the Suite 406 Right of First Offer, Tenant shall have seven (7) business days (ending at 5:00 P.M. on the fifth business day after the giving of Landlord's written notice to Tenant) to accept the space which is the subject of the applicable Right of First Offer. Such offer shall, for any Offer Space for which Tenant's lease thereof commences within twenty-seven
                  (27) months following the Commencement Date, be on the terms and conditions set forth in Subsection (5) c. below. In the event Tenant's lease of any Offer Space commences after twenty-seven (27) months following the Commencement Date, Tenant's lease of such Offer Space shall be at the then prevailing market conditions for similar tenants leasing space in similar buildings in the location of the Building. With respect to such Offer Space, Landlord shall notify Tenant of the proposed Fair Market Rent for the Offer at the time of extending the Right of First Offer to Tenant. Tenant shall have ten (10) business days following Landlord's Offer to accept or reject the subject Offer Space. Landlord and Tenant shall attempt to agree upon the Fair Market Rent for such Offer Space for a fifteen (15) business day period following Tenant's acceptance of Landlord's offer. If they do not agree within such fifteen (15) business day period, then the Fair Market Rent for the subject Offer Space shall be determined as set forth below.

            (c) The Fair Market Rent for the Offer Space shall be the sum equal to the rent a willing Tenant and a willing Landlord would agree upon under the then current market conditions for new leases of comparable space upon comparable terms and conditions for comparable periods of time in office buildings of same age and quality in the airport-west submarket of Miami-Dade County, Florida, taking into account the applicable Base Year under the Lease and the tenant improvements constructed or to be constructed in the Offer Space (the "Offer Space Fair Market Rent"), as agreed by the parties to the Lease as set forth above or in the event the parties cannot agree, the Fair Market Rent as determined by appraisers pursuant to the following procedure.

            (d) In the event Landlord and Tenant agree on Fair Market Rent for the Offer Space, such agreement shall be reduced to a written form and when executed and delivered by both parties will be binding on Landlord and Tenant, and execution thereof by Tenant shall be deemed acceptance thereof.

            (e) If no agreement is reached between Landlord and Tenant within the fifteen (15) business day period set forth above, both parties shall appoint a Qualified Appraiser (as defined below) no later than the tenth (10th) business day following such date. Each Qualified Appraiser shall arrive at a determination of Fair Market Rent and submit their conclusions to Landlord and Tenant within thirty (30) days after the appointment of the Qualified Appraisers. If only one (1) appraisal is submitted within the requisite time period, it shall be deemed the Fair Market Rent. If both appraisals are submitted within such time period, and if the two (2) appraisals so submitted differ by less than ten (10%) percent of the higher of the two, the average of the two shall be the Fair Market Rent. If such appraisals are ten (10%) percent or more apart, the appraisers shall promptly select a third Qualified Appraiser (or if they cannot agree, a third Qualified Appraiser shall be named by the head of the local Chapter of the Appraisal Institute or comparable successor organization). Within thirty
                  (30) days of the selection of the third Qualified Appraiser, each Qualified Appraiser shall submit his or her appraisal of the Fair Market Rent. In the event the third appraisal shall be greater than the average of the first two (2) appraisals of Landlord and Tenant, then the Fair Market Rent shall be the average of the two (2) highest appraisals. In the event such third appraisal shall be lower than the average of the first two (2) appraisals, then the Fair Market Rent shall be the average of the two (2) lowest appraisals. The Qualified Appraisers shall submit their final conclusion to Landlord and Tenant within such thirty (30) day period, and upon such submission the Fair Market Rent so determined shall be binding upon Landlord and Tenant. In the event either party to the Lease fails to name a Qualified Appraiser when required hereunder, the Fair Market Rent shall be determined by the Qualified Appraiser selected by the other party. Each party to this Lease shall pay all fees of any Qualified Appraiser selected by it and any fees of a third Qualified Appraiser shall be shared equally by each party hereto. As used herein the term "Qualified Appraiser" shall refer to an independent appraiser holding an MAI ("Member of the Appraisal Institute") designation or its equivalent, having not less than ten (10) years experience appraising comparable office buildings in the airport-west submarket of Miami-Dade County, Florida. The determination of Fair Market Value by such appraisal process shall be binding on Landlord and Tenant.

            (f) In the event that Landlord and Tenant use the appraisal process described above to determine Fair Market Rent for Offer Space, but have not reached such determination by the time that Tenant's lease of the subject Offer Space commences, Tenant shall pay, as a temporary rate, the sums due for the Premises under this Lease for the immediately preceding month plus

                  (prorated on a square foot basis for such Offer Space) plus
                  (ii) 10% of the Base Rent (prorated on a square foot basis for such offer Space) (the "Temporary Rate"). After a determination of Fair Market Rent is made (x) if the rate is greater than the Temporary Rate, Tenant shall promptly pay to Landlord the difference between the rent previously paid at the Temporary Rate and the greater rate, as determined or (y) if the rate is less than the Temporary Rate, Landlord shall promptly credit to Tenant the difference between the rent previously paid at the Temporary Rate and the lesser rate, as determined.

            (g) Any Right of First Offer shall expire and be of no further force or effect upon the first to occur of the following:

                  (1) with respect to the Suite 406 Right of First Offer, if Tenant exercises the Space Reduction Option, or,

                  (2) With respect to the portion of the First Offer Space that is the subject of Landlord's offer, Landlord offers space to Tenant and Tenant fails to provide an acceptance of same within the allotted time frame unless, once leased by Landlord, such space again becomes available after the expiration of such lease and any extensions of such lease, or,

                  (3) An Event of Default exists, or an event or condition exists which, with the lapse of the applicable grace period would mature into an Event of Default under this Lease either on the date Tenant exercises its Right of First Offer or, unless waived in writing by Landlord, on the proposed commencement date of the Right of First Offer.

                        a. Financial Condition - At the time Tenant exercises any Right of First Offer, Tenant's current financial condition, as revealed by its most recent audited financial statements (quarterly and annual financial statements including at least its income statements, balance sheets, and cash flow statement), must demonstrate that Tenant's net worth is equal to or greater than $4 million.

                  (4) Offer Space that has become available - Offer Space shall be deemed to become available when the lease for the current occupant of the space expires or is otherwise terminated. Offer Space shall not be deemed to be available if the space is:

                        a. Assigned or subleased by the current tenant of the space;

                        b. Relet by the current tenant of the space by renewal, extension, or renegotiation;

                        c.    Intentionally Omitted.

                        d. Subject to a specific expansion right of another tenant in the Building, existing as of the Lease Commencement Date.

                  (5) The parties shall concurrently with Tenant's exercise of a Right of First Offer confirm in writing:

                        a.    The commencement date for the Offer Space;

                        b. The Offer Space that was leased showing that space crosshatched on an Exhibit;

                        c. The additional Base Rent to be paid for the Offer Space; if the commencement date for the subject Offer Space is within twenty-seven (27) months following the Lease Commencement Date, then the Base Rent for such Offer Space shall be the then applicable amount per square foot for the Premises, subject to adjustment as set forth in the Lease; the Base Year shall be as set forth for the Premises, the rent abatement period shall be prorated, and the Improvement Allowance shall be the Improvement Allowance for the Premises prorated to reflect the commencement date for the subject Offer Space (but the Improvement Allowance shall not include any Allowance Increase Amount). With respect to the Sixth Floor Right of First Offer, the Improvement Allowance under this Lease shall be deemed to have been in the amount of $21.00 per rentable square foot. With respect to the Suite 406 Right of First Offer, the Improvement Allowance under this Lease shall be deemed to have been in the amount of $10.00 per rentable square foot. If the commencement date for the subject Offer Space is after the twenty-seventh (27th) month following the Lease Commencement Date, then the Base Rent, Base Year and improvement allowance for such Offer Space shall be at the then prevailing market conditions for similar tenants leasing space in similar buildings in the location of the Building as set forth in Landlord's notice to Tenant that such Offer Space is available.

                        d. The increased tenant's percentage share allocated to the Offer Space and the tenant improvement allowance.

                        e. The Lease Term for any Offer Space shall be coterminous with Tenant's lease of the Premises.

3.    RENT:

      A. Base Rent. Commencing on the ninety-first (91st) day following the Lease Commencement Date and thereafter during the Lease Term, Tenant shall pay as base rent for the Premises ("Base Rent") the amount set forth in the BLI Rider plus applicable sales and other such taxes as are now or later enacted, payable without demand, setoff or deduction, in advance, on or before the first day of each month, subject to increase as set forth in the following schedule. In the event that Tenant makes the written election, prior to Landlord's receipt of a building permit for the Tenant Improvements, for Landlord to fund the Allowance Increase Amount as defined in EXHIBIT "B" hereto, then commencing with the fourth (4th) month following the Lease Commencement Date the following schedule shall be revised to include the Allowance Increase Rent, also as defined in EXHIBIT "B" and, in such event, Landlord shall recompute the following schedule and tender such revised schedule to Tenant, by written notice, prior to the Rent Commencement Date.

MONTHS         BASE RENT/S.F./YEAR        BASE RENT/YEAR               BASE RENT/MONTH
------         -------------------        --------------               ---------------
1-3                 NA                      NA                            Abated
4-15                $16.50                  $161,964.00                   $13,497.00
16-27               $17.00                  $166,872.00                   $13,906.00
28-39               $17.50                  $171,780.00                   $14,315.00
40-51               $18.00                  $176,688.00                   $14,724.00
52-63               $18.50                  $181,596.00                   $15,133.00

      B.    Intentionally Omitted.

      C. Overhead Rent. Commencing with the period beginning on January 1, 2006 and thereafter during the Lease Term, Tenant shall pay as overhead rent ("Overhead Rent"), prorated for that part of the Lease Term within the applicable calendar year, Tenant's percentage share ("Tenant's Percentage Share"), as hereafter defined, of the total amount of (i) the annual operating expenses ("Operating Expenses"), as hereafter defined, and (ii) the annual taxes ("Taxes"), as hereafter defined, to the extent that Operating Expenses exceed Landlord's costs of Operating Expenses in the 2005 calendar year (the "Base Year") and annual Taxes exceed the amounts of Taxes in the Base Year. For the period beginning January 1, 2006 and thereafter during the Lease Term, Landlord shall, in advance, reasonably estimate for each calendar year the total amount of the Overhead Rent. One-twelfth (1/12) of the estimated Overhead Rent shall be paid monthly by Tenant, with applicable sales tax in advance, with the monthly payment of the Base Rent. Landlord shall use good faith efforts to make such estimate on or before December 31 of each calendar year. On or before April 30 following a year for which Overhead Rent is payable hereunder, Landlord shall use good faith efforts to provide Tenant with the amount of the actual Overhead Rent for the previous year together with a reasonable breakdown of the items included therein ("Landlord's Statement"). If the actual Overhead Rent for the previous year exceeds the amount of Overhead Rent paid by Tenant during the previous year, then Tenant shall pay the difference to Landlord within thirty
(30) days after receipt of Landlord's Statement. If the actual Overhead Rent for the previous year is less than the amount of Overhead Rent paid by Tenant during the previous year, then the difference shall be credited against Tenant's next required payments of Rent. For a period of sixty (60) days after receipt of Landlord's Statement, Tenant or its designated accountant or other representative under supervision of Tenant's financial officer shall have the right, upon reasonable advance notice, to visit Landlord's property management office located in the Project during Business Hours, as hereafter defined, to inspect Landlord's books and records concerning the Overhead Rent. When calculating the amount of Taxes with respect to Overhead Rent, such calculation shall, with respect to ad valorem taxes, be calculated with reference to the gross amount set forth in the official tax bill issued by the appropriate taxing authorities at the maximum discount rate offered for early payment. In the event the Taxes for any year are contested by Landlord and such contest results in a final unappealable reduction in such Taxes for any year, the Tenant's Percentage Share of the amount of such reduction, net of all costs paid or incurred to obtain such reduction, shall be credited against Tenant's next required payments of Rent. The delivery of Landlord's estimate of the Overhead Rent after December 31 and/or Landlord's Statement after April 30 shall not be a Landlord default under this Lease or be deemed a waiver of any of Landlord's rights to collect Taxes, Overhead Rent or other monies and/or a waiver of any of the obligations of Tenant as described in this Section or as provided elsewhere in this Lease. Notwithstanding the foregoing, however, Landlord shall be obligated to deliver Landlord's Statement not later than June 30th.

      D.    Definitions.

            (a) The term "Operating Expenses" shall mean (i) any and all costs of ownership, management, operation, repair and maintenance of the Building or the common areas and the parking areas, including, without limitation, wages, salaries, professionals' fees, taxes, insurance and insurance costs, benefits and other payroll burdens of all employees, Building management fees, janitorial maintenance, security and other services, property management office rent or rental value, power, fuel, water, sewer, waste disposal, landscaping maintenance and replacement, lighting, garbage removal, window cleaning, system maintenance, parking area care, and any and all other utilities, materials, supplies, maintenance, repairs, and insurance applicable to the Building, and Landlord's personal property and depreciation on personal property, and (ii) the cost (amortized over such period as Landlord shall determine based upon Generally Accepted Accounting Principles ("GAAP") together with interest at a then-current interest rate determined by Landlord not to exceed the rate of twelve percent (12%) per annum on the unamortized balance) of any capital improvements made to the Building by Landlord after the date of this Lease that reduce other Operating Expenses or that are made to the Building by Landlord after the date of this Lease that are required under any governmental law or regulation effective following the date of this Lease, provided, however, that Operating Expenses shall not include real property taxes, depreciation on the Building other than depreciation on carpeting in public corridors and common areas, costs of tenants' improvements, real estate broker's commissions, debt service and capital items other than those referenced to in subsection (ii) above. With respect to expenditures intended to reduce other Operating Expenses, Landlord agrees that such expenditures shall be reasonable in amount when compared to the anticipated cost reduction. Landlord shall maintain books and records in accordance with GAAP. In determining the amount of Operating Expenses for any calendar year, if less than one hundred percent (100%) of the Building shall have been occupied and fully used, Operating Expenses shall be increased to an amount equal to the operating expenses normally expected to be incurred had occupancy been ninety-five percent (95%) and full utilization been made during the entire period. Landlord hereby agrees to deduct each year from the Operating Expenses the total amount of any and all sums, amounts or charges paid by Tenant or other tenants of the Building directly to Landlord or its agent for specific tenant requested services, if applicable.

            (b) The term "Taxes" shall mean the gross amount of all impositions, taxes, assessments (special or otherwise), water and sewer assessments and other governmental liens or charges of any and every kind, nature and sort whatsoever, ordinary and extraordinary, foreseen and unforeseen, and substitutes therefor, including all taxes whatsoever attributable in any manner to the

Building, the land on which the Building is located, or any facility located therein or used in conjunction therewith or any charge or other amount required to be paid to any governmental authority, whether or not any of the foregoing shall be designated "real estate tax" or designated in any other manner. Notwithstanding the foregoing, Taxes shall not include any inheritance, estate, succession, transfer or gift taxes imposed upon Landlord or any income taxes specifically payable by Landlord as a separate tax-paying entity without regard to Landlord's income source as arising from or out of the Building and/or the land on which the Building is located.

            (c) The term "Tenant's Percentage Share" shall mean the percentage set forth in the BLI Rider. Landlord and Tenant acknowledge that Tenant's Percentage Share has been obtained by dividing the rentable area of the Premises, which Landlord and Tenant hereby stipulate for all purposes is the amount set forth in the BLI Rider, by the total rentable area of the Building, which Landlord and Tenant hereby stipulate for all purposes is the amount set forth in the BLI Rider, and multiplying such quotient by 100. In the event of a change in the rentable area of the Premises or the total rentable area of the Building, Tenant's Percentage Share shall be recalculated as herein provided and Landlord shall provide to Tenant a reasonable basis for such recalculation when providing to Tenant its recalculated Percentage Share.

            (d) The term "Rent" shall mean the sum of the Base Rent, the Overhead Rent, and the Additional Rent, as hereafter defined.

            (e) The term "Additional Rent" is sometimes used herein to refer to any and all other sums payable by Tenant, hereunder, including, without limitation, parking charges (if any) or Tenant's storage (if any). Tenant agrees to pay Additional Rent, plus applicable sales taxes, on the later of ten (10) business days following Landlord's tender of an invoice or the first day of the month following such invoice, and that Additional Rent is to be treated in the same manner as Rent hereunder, both in terms of the lien for Rent provided by Florida law and the default provisions contained in this Lease.

            (f) Notwithstanding anything to the contrary herein, the "Controllable Portion" of Overhead Rent shall not increase by more than five percent (5%) from the Base Year to the following calendar year or from any other calendar year to the next during the Lease Term (and any unutilized portion of such five percent (5%) limitation shall accrue and be included in the amount of the permitted increase in subsequent years.) For purposes hereof, the "Controllable Portion" of Overhead Rent does not include Taxes, utilities, insurance, and wages tied to the minimum wage. As an illustration of the manner in which the foregoing limit on increases in the Controllable Portion of Overhead Rent would be applied, and assuming for purposes of this illustration that the Base Year is the first calendar year of the Lease Term, in the event that the Controllable Portion of Overhead Rent increases by four percent (4%) from the Base Year to the following calendar year and by four percent (4%) between the second and third calendar year within the Lease Term, then Landlord shall be permitted to increase the Controllable Portion of Overhead Rent by up to seven percent (7%) between the third and fourth such calendar years, and again by up to five percent (5%) between the fourth and fifth calendar years within the Lease Term.

            (g) Notwithstanding anything to the contrary herein, Overhead Rent shall not include any of the following:

                  (1) Home office expenses of Landlord or the home office expenses of the Building's property manager.

                  (2) Building leasing commissions and expenses of maintaining a leasing office and, if one office houses both leasing and management functions, only the proportional cost associated with the management function may be included.

                  (3) Special services and specific costs incurred for the benefit of specific tenants or other third parties including, without limitation, any costs incurred by or at the instance of any other tenants of the Building.

                  (4)   Depreciation.

                  (5) Principal, interest and other costs of financing the Building or the Project.

                  (6) All labor costs for personnel above the grade of senior property management director for the Project, and, for those employees whose responsibilities include more than the Project, labor costs allocable to any part of such employee's time spent on behalf of another project. The costs of employees providing services to the Project shall be reasonably prorated to reflect the percentage of their time properly allocable to the Building.

                  (7) Legal, accounting and other professional fees incurred by Landlord arising from a sale or financing of the Building or the Project.

                  (8) The cost of membership in any professional or political organization, other than the cost of professional or trade associations which relate directly to the business and affairs of Landlord as owner of the Building which are customary memberships for other owners of similar office buildings in the airport-west submarket of Miami-Dade County, Florida including, by way of example, BOMA, the Miami-Dade County Chamber of Commerce, or other similar professional or trade organizations.

                  (9)   The cost of any political campaign contributions.

                  (10) Brokerage commissions, leasing commissions, tenant inducement payments and other tenant concessions, marketing costs, and legal fees and other expenses in connection with leasing, renovating or improving space in the Building for individual tenants.

                  (11) Overtime and additional electricity costs for which Landlord directly receives or is entitled to receive reimbursement from another tenant.

                  (12) Costs incurred because Landlord or another tenant violated the terms of any leases.

                  (13) Rentals and related expenses incurred in leasing air conditioning systems, elevators or other equipment normally considered to be of a capital nature; provided, however, that the foregoing shall not preclude inclusion as an Operating Expense of the rental of emergency generators, air handling and other equipment on a temporary basis.

                  (14) Costs incurred for services provided to Tenant or other tenants of the Building or other third parties which are directly reimbursed to Landlord as above-standard services, this exclusion being intended to prevent Tenant from substantially and materially subsidizing extraordinary services provided to other tenants of the Building.

                  (15) Costs incurred due to violation or failure of Landlord to timely comply with or pay amounts due with respect to any contractual requirement, legal requirement, building code, ordinance, regulation, law or governmental authority, except for interest which may accrue on delinquent payments during the pendency of good faith contests or challenges of the obligation of Landlord to pay such costs or any portion thereof, and except for costs incurred specifically because of Tenant's actions or inaction.

                  (16) Costs incurred to test, survey, clean up, contain, abate, remove or otherwise remedy hazardous materials or asbestos-containing materials or the cost of any environmental audit, all as may be required by a mortgagee, prospective mortgagee, purchaser or prospective purchaser of the Building; provided, however, the foregoing shall not be deemed to preclude the inclusion as an Operating Expense of the cost of periodic preventive testing for hazardous or toxic materials, and further provided that the foregoing shall not be construed to dilute or mitigate Tenant's obligations for any breach of its obligations under
                        Section 40 of this Lease.

                  (17) Costs or fees paid to an affiliate of Landlord or property manager which are materially in excess of amounts which would otherwise be payable for the same service, materials or supplies if rendered on an arm's length basis.

                  (18) All capital expenditures, determined by reference to GAAP, and all rents or use charges for any item, the purchase price of which, if the same had been purchased, would have constituted a capital expenditure, except, however, that the following costs may be included: (i) the cost of any capital improvement made by Landlord which is required by a law effective following the date of this Lease that would, if made to any leasable space, would not be the responsibility of Tenant under this Lease if required to be made to the Premises, provided, however, that the cost thereof shall be amortized, with interest at Landlord's then-current rate not to exceed 12 percent per annum, over the estimated useful life of such capital improvement; (ii) capital improvements reasonably intended to achieve a current savings in operating expenses; (iii) the cost of any equipment leased on a temporary basis (and not as a substitution of a permanent improvement) for the purpose of avoiding or remedying service interruptions.

                  (19) Rental replacement insurance except to the extent included in casualty insurance.

                  (20) Costs and expenses arising from fire or other casualty which have been reimbursed to Landlord.

                  (21) Costs and expenses arising from Landlord's breach of any law or legal requirement;

                  (22) Costs and expenses arising from the breach of any lease in the Building.

                  (23) Costs and expenses relating to any breach of contract, except such costs and expenses may be included when in connection with a contract dispute relating to the provision of services that are components of Operating Expenses.

                  (24) Ground lease rents, financing expenses, including amortization, debt service and other financing expenses relating to Landlord's ownership of the Project but, however, those included under Paragraph 18 above shall be allowed.

                  (25)  Costs actually reimbursed to Landlord by insurance.

      E.    Related Provisions.

            (a) Tenant covenants and agrees to pay a late charge for any payment of Base Rent or Overhead Rent not received by Landlord on or before the fifth
(5th) business day of each month and for any other payment, such as Additional Rent, not received by Landlord on or before the date when due. The late charge shall be computed from the first day of the month in the case of Base Rent and Overhead Rent, and from the date when due in the case of Additional Rent. The amount of the late charge shall be equal to three percent (3%) of the amount due and unpaid. After the grace period, all payments not paid when due shall bear interest at the default rate of 18% per annum on all unpaid amounts from the date of nonpayment to the date received by Landlord. In the event any late charge is due to Landlord, Landlord shall advise Tenant in writing, and Tenant shall pay the late charge to Landlord with and in addition to the next payment of Rent. Tenant and Landlord mutually agree that any late fee or default interest due by Tenant is not a penalty.

            (b) All sums due and payable pursuant to the terms and provisions of this Lease shall be paid by Tenant without offset, demand or other credit, and shall be payable only in lawful money of the United States of America which shall be legal tender in payment of all debts and dues, public and private, at the time of payment. The Rent shall be paid by Tenant at Landlord's property management office or elsewhere as designated by Landlord in writing to Tenant.

            (c) In addition to Base Rent and Overhead Rent, Tenant shall and hereby agrees to pay to Landlord each month a sum equal to any sales tax, tax on rentals and any other similar charges now existing or hereafter imposed, based upon the privilege of leasing the space leased hereunder or based upon the amount of rent collected therefor.

            (d) If the Rent Commencement Date is any day other than the first day of the month, and/or the Expiration Date is any day other than the last day of the month, the pro rata portion of the Rent shall be paid by Tenant for such partial month.

            (e) Overhead Rent for the final months of this Lease is due and payable even though the Overhead Rent may not be finally calculated until subsequent to the Expiration Date. Tenant expressly agrees that Landlord, at Landlord's sole discretion, may apply the Security Deposit, as hereafter defined, in full or partial satisfaction of any Overhead Rent due for the final months of this Lease. If the Security Deposit is greater than the amount of any such Overhead Rent and there are no other sums or amounts owed Landlord by Tenant by reason of any other terms, provisions, covenants or conditions of this Lease, then Landlord shall refund the balance of the Security Deposit to Tenant as provided herein. Nothing herein shall be construed to relieve Tenant, or imply that Tenant is relieved, of the liability for or the obligation to pay any Overhead Rent due for the final months of this Lease by reason of the provisions of this paragraph, nor shall Landlord be required first to apply the Security Deposit to such Overhead Rent if there are other sums or amounts owed Landlord by Tenant by reason of other terms, provisions, covenants or conditions of this Lease.

            (f) Subject to and in furtherance of Tenant's rights under Section 3.C. above, Tenant hereby agrees that the Base Rent and the Overhead Rent computed by Landlord shall be final and binding for all purposes of this Lease unless, within sixty (60) days after Landlord provides Tenant with written notice of the amount thereof, Tenant provides Landlord with written notice (i) disputing the accuracy of such amount (the "Disputed Amount"), (ii) designating an attorney, accountant, or representative acting under supervision of Tenant's chief financial officer accountant, reasonably acceptable to Landlord, and appointed by Tenant, at Tenant's sole cost and expense, to review the accuracy of the Disputed Amount with Landlord and/or its designated representatives, and
(iii) agreeing to pay all of Landlord's commercially reasonable costs and expenses in connection with such review, including, without limitation, attorneys' fees and accountants' fees. Landlord hereby agrees, in the event it receives such notice from Tenant, to cooperate in promptly completing such review, and Landlord agrees to credit any excess portion of the Disputed Amount against Tenant's next required payment of Rent or, if at the end of the Lease Term, refund such amount to Tenant (subject to offset by any amounts due from Tenant to Landlord). Tenant's review must be completed, and its report delivered to Landlord, within sixty (60) days following Tenant's written notice to Landlord. In the event that Tenant's review, as finally determined, discloses that Landlord's statement of Overhead Rent overstated such amounts by four percent (4%) or more, then notwithstanding Subsection (iii) above, Landlord shall bear its own expenses in connection with Tenant's audit and shall reimburse Tenant for its commercially reasonable and actual costs thereof.

      F. Rent Free Period. The parties agree that as long as Tenant shall have duly kept and performed all of the terms and conditions required of Tenant under this Lease, for the time period beginning on the Lease Commencement Date and ending on the Rent Commencement Date (hereinafter referred to as the "Rent Free Period"), Tenant (this provision shall not apply to any assignee or subtenant of Tenant) may occupy the Premises without obligation to pay Base Rent and Overhead Rent (Tenant's obligation to pay Additional Rent is not relieved during the Rent Free Period), provided, however, that (i) all of the other terms and provisions of this Lease shall apply during the Rent Free Period; (ii) on the Rent Commencement Date, Tenant shall begin paying Base Rent and Overhead Rent and shall continue to pay Additional Rent pursuant to all of the terms of this Lease; and (iii) Tenant hereby acknowledges and agrees that Landlord's waiver of the Base Rent and Overhead Rent during the Rent Free Period, as well as Landlord's giving of any other lease concessions to Tenant, including, without limitation, tenant improvement work and funds, are conditioned upon Tenant not being in default hereunder. Should an Event of Default by Tenant occur hereunder, such amounts shall, without notice and in addition to all other rights and remedies available to Landlord, become immediately due and payable by Tenant to Landlord.

4. SECURITY DEPOSIT: Tenant, concurrently with the execution of this Lease, has deposited with Landlord the amount set forth in the BLI Rider as the security deposit ("Security Deposit"). This sum shall be retained by Landlord as security for the payment by Tenant of the Rent and for the faithful performance by Tenant of all the other terms and conditions of this Lease, and Tenant's obligation to pay the Security Deposit is Additional Rent hereunder. In the event Tenant fails to faithfully pay the Rent and perform the terms and conditions of this Lease, Landlord, at Landlord's option, may at any time apply the Security Deposit or any part thereof toward the payment of the Rent and/or toward the performance of Tenant's obligations under this Lease; in such event, within five (5) days after notice, Tenant shall deposit with Landlord cash sufficient to restore the Security Deposit to its original amount. The Security Deposit is not liquidated damages. Landlord shall return the unused portion of the Security Deposit to Tenant within thirty (30) days after the Expiration Date if Tenant is not in default under any of the provisions of this Lease. Landlord may (but is not obligated to) exhaust any or all rights and remedies against Tenant before resorting to the Security Deposit. Landlord shall not be required to pay Tenant any interest with regard to the Security Deposit nor hold the Security Deposit in a separate account. If Landlord assigns its interest in this Lease, then Landlord shall deliver the Security Deposit or the unapplied portion thereof to the new landlord. Tenant agrees that if Landlord turns over the Security Deposit or the unapplied portion thereof to the new landlord, then Tenant shall look to the new landlord only (and not to Landlord) for the return of the Security Deposit upon expiration of the Lease Term. If Tenant assigns this Lease with the consent of Landlord, the Security Deposit shall remain with Landlord for the benefit of the new tenant and shall be returned to such new tenant upon the same conditions as would have entitled Tenant to its return.

At Tenant's option, the Security Deposit may be in the form of a clean, irrevocable letter of credit (the "Letter of Credit") in the amount of the required Security Deposit issued by a bank satisfactory to Landlord in substantially the form attached hereto as Rider #3. In the event that Tenant elects to tender its Security Deposit in the form of the Letter of Credit, the Letter of Credit shall at all times be in effect throughout the Lease Term. Any termination or non-renewal of the Letter of Credit prior thereto shall, unless Tenant earlier or concurrently posts a cash security deposit in the then-applicable amount, constitute an immediate default under this Lease and shall entitle Landlord to present the Letter of Credit for payment in full. Any Event of Default under this Lease pursuant to Section 24 hereof which has not been cured within any applicable grace period and/or curative period shall entitle Landlord to present the Letter of Credit for payment in the amount necessary to cure such default (or if such default cannot be cured by the payment of money, for payment in full). Within ten (10) days following any partial draw on the Letter of Credit, Tenant shall replace the partially drawn Letter of Credit with a replacement letter of credit identical in terms to the original Letter of Credit (or, alternatively, an addendum to the original Letter of Credit), but in the amount of the Letter of Credit prior to such partial draw, and that replacement letter of credit (or the original Letter of Credit and such addendum) shall then become the "Letter of Credit" for purposes of this provision. The Letter of Credit proceeds (other than those used to cure a monetary default) shall be held by Landlord as a Security Deposit under this Lease. The Letter of Credit will be endorsed annually to reflect that it has been renewed at the then current face amount. If Landlord assigns its interest in this Lease, then Landlord shall deliver the Letter of Credit to the new landlord. Tenant agrees that if Landlord turns over the Letter of Credit to the new landlord, then Tenant shall look to the new landlord only (and not to Landlord) for the return of the original Letter of Credit and any funds being held as a security deposit upon expiration of the Lease Term. If Tenant assigns this Lease, the Letter of Credit shall remain with Landlord for the benefit of the new tenant unless the new tenant tenders a replacement Letter of Credit to Landlord from a bank approved by Landlord and otherwise in conformity with the requirements for the Letter of Credit.

5. USE: Tenant shall use and occupy the Premises solely for the operation of the business set forth in the BLI Rider and for no other use whatsoever. Tenant acknowledges that its type of business, as specified in the BLI Rider, is a material consideration for Landlord's execution of this Lease. Tenant shall not commit waste upon the Premises nor suffer or permit any part of the Premises to be used in any manner, or suffer or permit anything to be done in or brought into or kept in the Premises or the Building, which would: (i) violate any law or requirement of public authorities, (ii) cause injury to the Building or any part thereof, (iii) unreasonably annoy or offend other tenants or their patrons or interfere with the normal operations of HVAC, plumbing or other mechanical or electrical systems of the Building or the elevators in a multistoried building,
(iv) constitute a public or private nuisance, or (v) alter the appearance of the exterior of the Building or of any portion of the interior other than the Premises pursuant to the provisions of this Lease. Tenant agrees and acknowledges that Tenant shall be responsible for obtaining any special amendments to the certificate of occupancy for the Premises and/or the Building and any other governmental permits, authorizations or consents required solely on account of Tenant's use of the Premises.

6. IMPROVEMENTS: Landlord shall, subject to the provisions of the Initial Improvement Schedule attached hereto as EXHIBIT "B" and made a part hereof by this reference, construct certain improvements in the Premises for Tenant's use and occupancy as contemplated by this Lease (the "Improvements"). All attached improvements (but not trade fixtures), including, without limitation the Improvements made to the Premises, whether by Landlord or Tenant, shall become the property of Landlord when attached to or incorporated into the Premises.

7. POSSESSION:

      A. Delivery of Possession. Landlord shall deliver possession of the Premises to Tenant on the Lease Commencement Date set forth in the BLI Rider, as such date may be extended in accordance with the provisions of the Initial Improvement Schedule. The taking of possession by Tenant (or any permitted assignee or subtenant of Tenant) of all or any portion of the Premises shall be deemed conclusive evidence that Tenant has found the Premises fully acceptable, subject, however, to Landlord's completion of punch-list items and to latent defects discovered in the first year following the Lease Commencement Date. The date on which Landlord is scheduled to deliver possession of the Premises to Tenant pursuant to this Section 7(A) is referred to in this Lease as the "Date of Possession".

      B. Initial Delay. If Landlord is unable to deliver possession of the Premises to Tenant on the Date of Possession for any reason not solely attributable to (i) Tenant's Delay (as defined in EXHIBIT "B"), or (ii) an event or condition described in Section 42(O), then the Lease Commencement Date and the Rent Commencement Date shall not occur until Landlord delivers possession of the Premises to Tenant. The deferral of the Lease Commencement Date and the Rent Commencement Date, if Landlord is unable to deliver possession (and any sums payable under Subsection D. below) shall be the full extent of Landlord's liability to Tenant, and Tenant shall make no claim against Landlord for any damages whatsoever, actual or consequential, including, without limitation, any claims or damages for Tenant's holdover rent in a prior tenancy or on account of a delay in delivery of possession of the Premises under this Lease.

      C. Subsequent Delay. Subject to Subsection D. below, Landlord shall not be liable to Tenant in any respect in the event of delay in the Date of Possession.

      D. Holdover Premium. Notwithstanding the second sentence of Subsection B and Subsection C. above, Tenant is presently leasing premises located at 80 S.W. 8th Street, Suite 2350, Miami, Florida 33130 (the "Existing Lease"). Tenant hereby represents and warrants to Landlord that the Existing Lease expires on September 30, 2004, and, further, that the Existing Lease provides that if Tenant does not vacate its premises under the Existing Lease on or before said expiration date, that Tenant shall be obligated to pay the landlord under the Existing Lease holdover rent, defined in the Existing Lease as rent that is 200% of the base rent and additional rent payable by Tenant for the month prior to the expiration date of the Existing Lease ("Existing Lease Holdover Rent"). Further, Tenant represents and warrants that its monthly base rent under the Existing Lease for the month prior to its expiration date is in the amount of $17,495.71, plus sales tax, and that additional rent attributable to operating expenses is in the amount of $1,134.71, plus sales tax (together "Current Existing Lease Rent"). The difference between the Existing Lease Holdover Rent and the Current Existing Lease Rent is referred to herein as the "Existing Lease Holdover Premium". To the extent that Landlord's completion of the Improvements requires more than ten (10) weeks following issuance of and Landlord's receipt of a building permit by Miami-Dade County for the Improvements (but subject to day by day extension for Unavoidable Delay and Tenant Delay as defined in EXHIBIT "B" hereto), Landlord shall reimburse Tenant for months for which Tenant was actually charged and actually paid the Existing Lease Holdover Premium for those months following October 1, 2004 on which the Lease Commencement Date occurs. Notwithstanding the foregoing, such ten (10) week period shall be extended, and no reimbursement shall be made, for those days of delay attributable to Tenant's Delay and Unavoidable Delay as defined in EXHIBIT "B" hereto. Landlord shall make the foregoing reimbursement within thirty (30) days following Tenant's tender to Landlord of evidence of its payment of the Existing Lease

Holdover Premium together with an invoice from landlord under the Existing Lease for the Existing Lease Holdover Premium.

8. PARKING:

      A. General. As long as there is no Event of Default by Tenant under this Lease, Landlord shall provide Tenant during the Lease Term with unassigned, nonexclusive parking spaces for the number of automobiles set forth in the BLI Rider. Such parking spaces may be used only by principals and employees of Tenant. Tenant shall, subject to paragraph 8(B) below, pay Landlord parking rent (plus all applicable taxes) each month, per parking space, in the amount set forth in the BLI Rider.

      B. Rates. Intentionally Omitted.

      C. Reservations. So long as Tenant's access to and use of its parking spaces is not impaired in any material respect, Landlord has and reserves the right to alter the methods used to control parking and the right to establish such controls and rules and regulations (such as parking stickers to be affixed to vehicles) regarding parking that Landlord may deem desirable. Without liability, Landlord shall have the right to tow or otherwise remove vehicles improperly parked, blocking ingress or egress lanes, or violating parking rules, at the expense of the offending tenant, including, without limitation, Tenant, and/or owner of the vehicle. Tenant's principals and employees shall not park in any of the surface parking spaces located around the Building designated as visitor parking. Landlord reserves the right to redesignate the use of the surface parking spaces in Landlord's sole discretion.

      D. Conditions. Tenant's right to use, and its right to permit its principals and employees to use, the parking facilities pursuant to this Lease are subject to the following conditions: (i) except with respect to Tenant's reserved parking spaces, Landlord has made no representations or warranties with respect to the parking area, the number of spaces located therein or the availability of parking spaces on any given day thereto; (ii) Landlord reserves the right to change access to the parking area, provided that some manner of reasonable access to the parking area remains after such change; (iii) Landlord has no obligation to provide a parking lot attendant and Landlord shall have no liability on account of any loss or damage to any vehicle or the contents thereof, Tenant hereby agreeing to bear the risk of loss for same; (iv) Tenant, its principals and employees, shall park their automobiles and other vehicles only where and as designated from time to time by Landlord (subject, however, to the designation of reserved parking spaces made in this Lease); (v) if requested by Landlord, Tenant shall promptly furnish Landlord with the license numbers of any vehicles of Tenant, its principals and employees; and (vi) Tenant, its principals and employees, shall not park in parking spaces designated as "reserved" unless approved in writing by Landlord.

9. BUILDING SERVICES:

      A. General. The services set forth below shall be provided by Landlord at a service level set, defined and regulated by Landlord. During the Lease Term, the regular business hours ("Business Hours") of the Building will be 7:30 a.m. to 6:00 p.m., Monday through Friday, and on Saturday, from 8:00 a.m. to 1:00 p.m. on a limited basis so long as Tenant provides Landlord with advance notice of Tenant's requirement for same, except the days on which the following holidays are celebrated: New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. The Building will be accessible to Tenant, its agents, servants, employees, contractors, invitees or licensees (collectively, "Tenant's Agents") at all times during Business Hours and to Tenant's employees 24 hours per day, 7 days per week.

            (1) Janitorial Service. Landlord agrees to provide during the Lease Term janitorial service for the Premises in accordance with the Janitorial Specifications attached hereto as Exhibit "E". Janitorial service shall be provided after Business Hours, but no janitorial service shall be provided on Saturdays, Sundays and the holidays enumerated in Section A, above. Should Tenant require additional janitorial service beyond those customarily provided by Landlord, Tenant may request same in writing from Landlord, and if Landlord agrees to provide such services, Tenant shall be billed for same by Landlord at a reasonable rate, as determined by Landlord, and those costs and expenses when billed shall be Additional Rent due under this Lease.

            (2) Electricity. During the Lease Term, electric power shall be available to the Premises for the purposes of lighting and general office equipment use in amounts consistent with the Building standard electrical capacities (referred to in this Lease as the "Building Standard"). The Building Standard electrical design parameters are 4 watts per rentable square foot at 120 volts. Tenant shall not use, nor install any equipment in the Premises which uses, more electric power than the Building Standard without the prior written consent of Landlord, which consent may be withheld in Landlord's sole discretion or under any circumstances, which exceeds the capacity of the risers or electrical wiring. If Tenant's use of the Premises requires more electrical power than the Building Standard, whether by voltage, rated capacity, or overall load, Landlord shall bill Tenant for such additional use and all costs and expenses thereby incurred as Additional Rent. At Landlord's option, Landlord, at Tenant's expense, may install a submeter for the purpose of monitoring Tenant's excess power consumption.

            (3) HVAC Services. Landlord agrees to provide, during Business Hours, heating, ventilating and air conditioning ("HVAC") for the purposes of comfort control for use as an office building consistent with the same standards and temperature levels of other buildings in the Project. Landlord and Tenant agree that Landlord's HVAC system is not designed to cool the air to comply with requirements of machinery or equipment. If Tenant requires additional HVAC services at times other than during Business Hours, Landlord shall bill Tenant for the number of hours used as Additional Rent at the rate of $30.00 per hour per floor during the first year of the Lease Term. Thereafter Landlord shall reset the hourly rate to an amount determined by Landlord in its sole but reasonable discretion. The HVAC air distribution system and control system shall remain under the control of Landlord, and Landlord will regulate the systems' setting and adjustment. At Landlord's option, Landlord may place HVAC controls (thermostats) in secure boxes to regulate the efficiency and use of the system. Tenant agrees that Landlord shall have complete control over the setting and regulation of all air distribution, vents, vanes and dampers.

            (4) Water and Sewer. Landlord agrees to provide or cause to be provided municipally supplied cold water and sewer services to the common areas for lavatory purposes.

            (5) Elevator Service. For multifloored buildings, Landlord shall provide passenger elevator service 24 hours per day, 7 days per week, and Landlord shall provide use of an elevator designated for freight use during Business Hours. At Landlord's sole but reasonable discretion, Landlord may provide restricted freight elevator service during non-Business Hours. Landlord shall not impose a charge for use of the freight elevator except to the extent that Landlord actually incurs costs for providing freight elevator service as requested by Tenant outside of Business Hours.

            (6) Telecommunications:

                  a. Limitation of Responsibility. Tenant acknowledges and agrees that all telephone and telecommunications services desired by Tenant shall be ordered and utilized at the sole expense of Tenant. Unless Landlord otherwise requests or consents in writing, all of Tenant's telecommunications equipment shall be and remain solely in the Premises and the telephone closet(s) on the floor(s) on which the Premises is located, in accordance with the applicable rules and regulations attached hereto as Exhibit "D" as reasonably amended and supplemented from time to time by Landlord. Unless otherwise specifically agreed to in writing, Landlord shall have no responsibility for the maintenance of Tenant's telecommunications equipment, including wiring; nor for any wiring or other infrastructure to which Tenant's telecommunications equipment may be connected. Tenant agrees that, to the extent any such service is interrupted, curtailed or discontinued, Landlord shall have no obligation or liability with respect thereto and it shall be the sole obligation of Tenant at its expense to obtain substitute service.

                  b. Necessary Service Interruptions. Landlord shall have the right, upon reasonable prior notice to Tenant, to interrupt or turn off telecommunications facilities in the event of emergency or as necessary in connection with repairs to the Building or installation of telecommunications equipment for other tenants of the Building. Landlord will make commercially reasonable efforts to minimize the disruption to Tenant from all such interruptions.

                  c. Removal of Equipment, Wiring and Other Facilities. Any and all telecommunications equipment installed in the Premises or elsewhere in the Building by or on behalf of Tenant, including wiring, or other facilities for telecommunications transmittal, shall be removed prior to the expiration or earlier termination of the Lease Term, by Tenant at its sole cost or, at Landlord's election, by Landlord at Tenant's sole cost, with the cost thereof to be paid as additional rent. Landlord shall have the right, however, upon written notice to Tenant given no later than thirty (30) days prior to the expiration or earlier termination of the Lease Term, to require Tenant to abandon and leave in place, without additional payment to Tenant or credit against rent, any and all telecommunications wiring, or selected components thereof, whether located in the Tenant's premises or elsewhere in the Building

                  d. New Provider Installations. In the event that Tenant wishes at any time to utilize the services of a telephone or telecommunications provider (the "Provider") whose equipment is not then servicing the Building, no such Provider shall be permitted to install its lines or other equipment within the Building without first securing the prior written approval of the Landlord, which approval shall not be unreasonably withheld, conditioned or delayed if Landlord is able to enter into an access agreement with such provider, has obtained from such provider the insurance generally required by Landlord for such providers, and if such access does not, in Landlord's judgment, unreasonably burden the Building or the Project. Landlord's approval shall not be deemed any kind of warranty or representation by Landlord, including, without limitation, any warranty or representation as to the suitability, competence, or financial strength of the

Provider. Without limitation of the foregoing standard, unless all of the following conditions are satisfied to Landlord's satisfaction, it shall be reasonable for Landlord to refuse to give its approval: (i) Landlord shall incur no expense whatsoever with respect to any aspect of the Provider's provision of its services, including without limitation, the costs of installation, materials and services; (ii) prior to commencement of any work in or about the Building by the Provider, the Provider shall supply Landlord with such written indemnities, insurance, financial statements, and such other items as Landlord determines to be necessary to protect its financial interests and the interests of the Building relating to the proposed activities of the Provider; (iii) the Provider agrees to abide by such rules and regulations, building and other codes, job site rules and such other requirements as are determined by Landlord to be necessary to protect the interest of the Building, including, but not limited to, those contained in the Construction Rules and Regulations attached hereto, the tenants in the Building and Landlord, in the same or similar manner as Landlord has the right to protect itself and the Building with respect to proposed alterations as described in Section 12 of this Lease; (iv) Landlord determines that there is sufficient space in the Building for the placement of all of the Provider's equipment and materials; (v) the Provider agrees to abide by Landlord requirements, if any, that Provider use existing building conduits and pipes or use building contractors (or other contractors approved by Landlord); (vi) Landlord receives from the Provider such compensation as is determined by Landlord to compensate it for space used in the Building for the storage and maintenance of the Provider's equipment, for the fair market value of a Provider's access to the Building, and the costs which may reasonably be expected to be incurred by Landlord; (vii) the Provider agrees to deliver to Landlord detailed "as built" plans immediately after the installation of the Provider's equipment is complete; and (viii) all of the foregoing matters are documented in a written license agreement between Landlord and the Provider, the form and content of which is reasonably satisfactory to Landlord.

                  e. Limit of Default or Breach. Notwithstanding any provision of the proceeding paragraphs to the contrary, the refusal of Landlord to grant its approval to any prospective Provider shall not be deemed a default or breach by Landlord of its obligation under this Lease unless and until Landlord is adjudicated to have acted recklessly or maliciously with respect to Tenant's request for approval, and in the event, Tenant shall still have no right to terminate the Lease or claim an entitlement to rent abatement, but may as Tenant's sole and exclusive recourse seek a judicial order of specific performance compelling Landlord to grant its approval as to the prospective Provider in question. The provisions of this paragraph may be enforced solely by Tenant and Landlord, are not for the benefit of any other party, and specifically but without limitation, no Provider shall be deemed a third party beneficiary of this Lease.

                  f. Installation and Use of Wireless Technologies. Tenant shall not utilize any wireless communications equipment (other than usual and customary cellular telephones, computers, pdas and similar devices), including antennae and satellite receiver dishes, within the Premises or the Building, without Landlord's prior written consent. Such consent may be reasonably conditioned in such a manner so as to protect Landlord's financial interests and the interests of the Building, and the other tenants therein, in a manner similar to the arrangements described in the immediately preceding paragraphs.

                  g. Limitation of Liability for Equipment Interference. In the event that telecommunications equipment, wiring and facilities or equipment of any type installed by or at the request of Tenant within the Premises causes interference to equipment used by another party as of the Lease Commencement Date, Tenant shall assume all liability related to such interference. Tenant shall use its best efforts, and shall cooperate with Landlord and other parties, to promptly eliminate such interference. In the event that Tenant is unable to do so, Tenant will substitute alternative equipment which remedies the situation. If such interference persists, Tenant shall discontinue the use of such equipment, and, at Landlord's sole discretion, remove such equipment according to foregoing specifications. Tenant shall operate its telecommunications equipment and any rooftop equipment expressly permitted by Landlord, in such a fashion that such equipment does not interfere with the equipment operations of other tenants which have installed equipment, whether rooftop or otherwise, in the Project as of the Lease Commencement Date. Such other tenants which have installed rooftop equipment in the Project shall be third party beneficiaries of such Tenant undertaking. Tenant's indemnity to Landlord set forth in Section 20.C, of this Lease shall include without limitation, any claims against Landlord because of such Tenant interference. Landlord agrees to include the foregoing covenants prohibiting interference in future leases in the Building.

                  h. Rooftop Equipment. Landlord will grant Tenant a non-exclusive license to use the roof of the Building for the installation, operation, maintenance and repair of one (1) communication antennae or satellite dish (the "Dish") for Tenant's own use. Tenant's rights under this subsection may not be assigned or subleased except as permitted under Section 14 hereof. Tenant's exercise of said license shall be subject to the following: (i) Landlord's approval in its sole discretion of the size, type and location of the equipment to be installed; (ii) Landlord's determination that such use shall not cause damage to or interference with the roof or any other use being made (or intended to be made) of the roof; and (iii) Tenant's compliance with the requirements of Governmental Authority and the rights of tenants under existing leases for premises in the Project and all extensions and renewals of such leases (iv) Tenant's obtaining all required municipal, regulatory and governmental approvals (v) Tenant's operation of the rooftop equipment in such a fashion that such rooftop equipment does not interfere with the rooftop equipment operations of other tenants which have installed rooftop equipment in the Project as of the Lease Commencement Date. Such other tenants which have installed rooftop equipment in the Project shall be third party beneficiaries of such Tenant undertaking. Landlord confirms that installation of the Package Air Conditioning Unit as defined in EXHIBIT "B" hereto will not preclude Tenant from installing the Dish.

                        1. Tenant shall present Landlord with plans and specifications (the "Dish Plans") detailing its intended manner of installation of the Dish on the roof or parapet wall of the Building (with such location being at Landlord's direction), avoiding any penetration of the Building's roof prior to Tenant's installation thereof. Tenant shall be solely responsible for installing (in strict compliance with the Dish Plans), operating, maintaining and repairing the Dish in a manner that causes no interference with or damage to the roof of the Building or any other persons or tenant's use of the roof. Tenant shall perform all of such work in a way as not to damage any Building systems including, but not limited to, the roofing system, nor shall Tenant void any warranty or guaranty relating thereto. Tenant, if required by Landlord, shall use existing Building conduits and pipes and use contractors reasonably approved by Landlord for performing such work. Tenant shall be responsible for obtaining and paying for all governmental licenses and permits required by law and regulation, and shall deliver copies thereof to Landlord as a condition precedent to its installation of the Dish, and Tenant shall comply with all applicable laws relating to the exercise of such license; Tenant shall remove the Dish and shall repair any damage resulting from such removal, and shall restore the roof, parapet and building systems, to the condition they were in (ordinary wear and tear excepted) before Tenant made such installation and exercised such license. Tenant's breach of its obligations under this subsection shall be a default under this Lease and, in addition to any other remedy that Landlord may have under this Lease, Landlord may revoke the license granted in this subsection whereupon Tenant shall cease its use of the roof and shall remove, repair and restore as set forth herein.

            (7) Floor Load. The Building Standard floor load is 80 pounds per square foot. Tenant shall not use, nor install any equipment, furniture, personal property, or other property of any kind on the Premises which exceed the Building Standard floor load.

      B. Interruption of Services. It is understood and agreed that Landlord does not warrant that any of the services referred to above, or any other services which Landlord may supply, will be free from interruption or suspension. Tenant acknowledges that any one or more of such services may be interrupted or suspended by reason of accident, repair, alteration or improvement, by strikes, lockouts, by reason of operation of law, or other causes beyond the control of Landlord. No such interruption or suspension of service shall be deemed an eviction or a disturbance of Tenant's use and possession of the Premises or any part thereof, or render Landlord liable to Tenant for damages or abatement of Rent, or relieve Tenant of Tenant's obligations under this Lease. The foregoing does not exculpate Landlord, however, from its gross negligence or willful misconduct.

10. SECURITY: With respect to security for the Building, Landlord and Tenant hereby agree as follows:

      A. Landlord's Responsibility. Landlord's sole responsibilities shall be to respond to Building alarms and/or reports of an emergency nature with reasonable promptness on a twenty-four (24) hour basis.

      B. Tenant's Responsibility. Tenant shall (1) abide by all policies, procedures and rules and regulations for use of the access system, (2) report promptly the loss or theft of all keys or other devices which would permit unauthorized entrance to the Premises or Building, (3) report to Landlord the employment or discharge of employees and their vehicle's make, model, and license number, (4) promptly report to Landlord door-to-door solicitation or other unauthorized persons or activity in the Building and (5) promptly inform Landlord's property management office in the event of a break-in or other emergency.

      C. Interruption of Security. Tenant acknowledges that the above security provisions may be interrupted, suspended or modified in Landlord's sole discretion or as a result of causes beyond the control of Landlord. No such interruption, suspension or modification of security service shall constitute an eviction, constructive eviction, or a disturbance of Tenant's use and possession of the Premises; and no such interruption, suspension or modification of security service shall render Landlord liable to Tenant or any third party for damages, abatement of Rent, or otherwise, or relieve Tenant of Tenant's obligations under this Lease.

11. REPAIRS AND MAINTENANCE:

      A. Landlord's Responsibilities. During the Lease Term, Landlord shall repair and maintain the Building and the common areas in a manner consistent with other Class B buildings in the airport-west submarket of Miami-Dade County, Florida.

      B. Tenant's Responsibilities. During the Lease Term, Tenant shall repair and maintain the following at Tenant's expense:

            (1) The interior of the demising walls and the interior partition walls of the Premises, the wall-covering, and the entry door to the Premises.

            (2) The electrical and mechanical systems not considered Building Standard which have been installed by either Landlord or Tenant for the use and benefit of Tenant. The following examples are for clarification and are not all inclusive: (a) electrical services for computers or similar items, (b) projection room equipment such as dimmers, curtains, or similar items, (c) water closet plumbing, kitchen plumbing or similar items, (d) HVAC for other than standard cooling of the Premises, (e) security systems for the Premises, (f) telephone systems for the Premises, and (g) other similar systems.

            (3) All other personal property, improvements, furniture, furnishings, equipment, or trade fixtures located within the Premises.

      C. Repairs and Maintenance; Miscellaneous. Notwithstanding any of the provisions of this Section 11 to the contrary, Landlord shall have no responsibility to repair or maintain the Building, any of its components, the common areas, the Premises, or any fixture, improvement, trade fixture, or any item of personal property contained in the Building, the common areas, and/or the Premises, if such repairs or maintenance are required because of the occurrence of any of the following: (i) the acts, misuse, improper conduct, omission or neglect of Tenant or Tenant's Agents, or (ii) the conduct of business in the Premises. Should Landlord elect to make repairs or maintenance occasioned by the occurrence of any of the foregoing, Tenant shall pay to Landlord as Additional Rent all costs and expenses incurred by Landlord. Landlord shall have the right to approve in advance all work, repairs or maintenance to be performed under this Lease by Tenant and all of Tenant's contractors, subcontractors and suppliers performing work or supplying materials. Tenant shall be responsible for all permits, inspections and certificates for accomplishing the above. Tenant shall obtain lien waivers for all work done in or to the Premises. Prior to performing any work, repairs or maintenance under this Lease, Tenant shall comply with all of the provisions of
Section 12 and Section 22 of this Lease.

12. TENANT'S ALTERATIONS:

      A. General. During the Lease Term, Tenant shall make no alterations, additions or improvements in or to the Premises, of any kind or nature, including, without limitation, alterations, additions or improvements in, to or on, telephone or computer installations (any and all of such alterations, additions or improvements, except for the Improvements, are collectively referred to as the "Alterations"), without the prior written consent of Landlord. Landlord shall not unreasonably withhold its consent to Tenant's Alterations provided that they are consistent with a Class B office building located in the airport-west submarket of Miami-Dade County, Florida such as the Building and do not have any material impact upon the Building's structure. In the event that such Alterations have a material impact upon the Building's systems, then Landlord may condition its consent upon such enhancements or other changes to the Building's systems that may be required to adequately respond, in Landlord's sole but reasonable judgment, to the impact of such proposed change. Notwithstanding the foregoing, installing or moving telephone or computer installations which do not include altering or penetrating walls, floors, or ceilings do not require prior consent of Landlord. Tenant shall submit to Landlord detailed drawings and plans of the proposed Alterations at the time Landlord's consent is sought. Should Landlord consent to any proposed Alterations by Tenant, such consent shall be conditioned upon Tenant's agreement to comply with (i) all requirements established by Landlord, including, without limitation, safety requirements, and (ii) the matters referenced in Section 22 of this Lease. All Alterations made hereunder shall become Landlord's property when incorporated into or affixed to the Building; however, at Landlord's option, Landlord may, at the expiration of the Lease Term, require Tenant at Tenant's expense to remove Alterations made by or on behalf of Tenant and to restore the Premises to their original condition.

      B. Administration Fee.

            (1) Tenant shall pay to Landlord as Additional Rent in connection with each Alteration, within ten (10) business days following Landlord's tender of an invoice from time to time, an amount equal to Landlord's actual and commercially reasonable third party costs in connection with such Alteration, plus sales tax thereon, including, without limitation, for Landlord's review and approval of all plans and specifications for each Alteration, for Landlord's monitoring of each Alteration, and for all other reasonable costs and expenses incurred by Landlord as a result of or in connection with each Alteration.

13. LANDLORD'S ADDITIONS AND ALTERATIONS: Landlord has the right to make changes in and about the Building, parking areas, and the common areas, including, without limitation, signs, entrances, and the address or name of the Building, provided that such changes do not have a material adverse effect upon Tenant. Such changes may include, but not be limited to, rehabilitation, redecoration, refurbishment and refixturing of the Building or the common areas and expansion of or structural changes to the Building or the common areas. The right of Tenant to quiet enjoyment and peaceful possession given under this Lease shall not be deemed breached or interfered with by reason of Landlord's actions pursuant to this Section.

14. ASSIGNMENT AND SUBLETTING:

      A. General. Tenant shall not assign, mortgage, hypothecate, pledge, or otherwise encumber this Lease, or any part thereof, or sublet the Premises, or any part thereof, or permit the Premises, or any part thereof, to be used or occupied by others, intentionally or by operation of law, without the prior written consent of Landlord. Any of same, or attempt at same, shall be a material default hereunder and shall be null, void and of no force or effect whatsoever. If Landlord consents to an assignment or subletting, (i) such assignment or subletting shall not relieve Tenant of its obligations or liabilities under this Lease, and (ii) all extensions, renewals, first refusal rights or options hereunder, if any, shall automatically be of no further force or effect for the assignee or subtenant of Tenant. As a prerequisite for giving its consent to a proposed assignment or subletting, Landlord may require that the assignee or the subtenant execute an instrument prepared by Landlord with terms, provisions, conditions and covenants acceptable to Landlord in its sole discretion. Any default under the applicable assignment or sublease instrument shall constitute a default under this

Lease. Tenant shall pay to Landlord, simultaneously with Tenant's request for Landlord's consent, the sum of $500.00 each and every time Tenant requests Landlord's consent to enter into any assignment or sublease. If Tenant does not make such payment at such time, said sum shall be considered as Additional Rent and included in any lien for Rent. If Tenant is an entity, other than a corporation whose shares are traded on a nationally recognized stock exchange, any change to the structure of such entity or any disposition(s) of any of the interests therein by sale, assignment, operation of law or otherwise, or any change in the power to vote the interests therein, shall be treated as a prohibited assignment of this Lease requiring Tenant to obtain Landlord's prior written consent. Notwithstanding the foregoing requirement of Landlord's prior written consent, Landlord's consent is not required for an assignment or sublease by Tenant to an Affiliate of Tenant (as hereafter defined), (i) to any corporation or other entity with or into which Tenant shall be merged or consolidated, or (ii) to any corporation or other entity purchasing or otherwise receiving substantially all of the assets or corporate stock of Tenant, including any entity which is the subject of a public offering. An assignment of sublease under (i) or (ii) hereof shall be referred to as an "Affiliate Transfer", and the party to whom the Affiliate Transfer is made shall be referred to as an "Affiliate Transferee". Tenant must provide evidence to Landlord, in connection with any Affiliate Transfer, and a condition of the qualification of the affiliate transferee as an Affiliate Transferee herein, that the tangible net worth of the Affiliate Transferee is at least $4 million. The term "Affiliate" as used herein means (1) any corporation which controls, is controlled by or is under common control with Tenant; (2) any corporation resulting from the merger or consolidation of Tenant; (3) any person or entity which acquires all of the assets of Tenant as a going concern with respect to the line of business that is being conducted on the Premises and in other premises provided that said assignee assumes in full the obligations of Tenant under this Lease. Any subsequent Affiliate Transfer shall again be subject to each of the terms and conditions of this Lease. Tenant shall be required to give Landlord prior written notice of any Affiliate Transfer, together with evidence that the Affiliate Transferee has agreed to be bound by each of the terms and conditions of this Lease and evidence of compliance by the Affiliate Transferee with the insurance required under this Lease.

            (a) Standards for Landlord's Consent for Non-Affiliate Transfer. Landlord shall not unreasonably withhold or delay its consent to a proposed transfer. Landlord shall be deemed to have reasonably withheld its consent to any proposed transfer unless all of the following conditions have been established to Landlord's reasonable satisfaction:

                (1) The proposed transferee has sufficient financial wherewithal to discharge its obligations under this Lease and the proposed agreement of transfer as determined by Landlord's criteria for selecting Building tenants.

                (2) The proposed transfer shall not, in Landlord's reasonable judgment, cause physical harm to the Building or harm to the reputation of the Building that would result in an impairment of Landlord's ability to lease space in the Building or a diminution in the rental value of space in the Building.

                (3) The proposed use of the Premises by the proposed transferee will be a use permitted under this Lease and not prohibited by the Rules and Regulations, and will not violate any restrictive covenants or exclusive use provisions applicable to Landlord.

                  (4) Landlord shall not have issued a lease proposal to the proposed transferee (or received a counterproposal from them) for premises within the Project within the prior thirty (30) days.

                  (5) The proposed use of the Premises by the proposed transferee will not require alterations or additions to the Premises that are not reasonably acceptable to Landlord, and will not negatively affect insurance requirements or involve the introduction of materials to the Premises that are not in compliance with the Hazardous Materials Laws.

                  (6) The proposed use of the Premises will not increase the operating costs for the Building or the burden on the Building services, or create an increased possibility that the comfort or safety, or both, of Landlord and the other occupants of the Project will be compromised or reduced.

                  (7) The proposed transfer will not cause a violation of another lease for space in the Project or give an occupant of the Project a right to cancel its lease.

      B. Recapture. Notwithstanding any other provision contained in this Lease to the contrary, in lieu of giving its consent to a proposed assignment or subletting, Landlord may, without incurring any liability to Tenant, elect to recapture (as hereafter defined), effective as of the proposed effective date of the assignment or the proposed commencement date of the sublease, all of the Premises that are the subject of the proposed assignment or sublease but, with respect to the subleased space, only if such premises are all of any individual suite leased by Tenant. As to the portion of the Premises so recaptured, Tenant shall be released from its liability to perform any obligations under this Lease beginning with the proposed effective date of the assignment or the proposed commencement date of the sublease. The term "recapture" means that Landlord shall take back all or part of the Premises that are the subject of the proposed assignment or sublease, and this Lease shall terminate with respect to such space that is taken back by Landlord. Landlord's right of recapture shall not be applicable, however, in the event of an Affiliate Transfer.

      C. Net Profit. As a prerequisite for giving its consent to a proposed assignment or subletting, Landlord may require that it receive, in addition to all Rent and other sums due under this Lease, one-half (1/2) of the Net Profit, as defined below, due Tenant under the assignment or sublease. "Net Profit" shall mean all Rent, including Base Rent, Overhead Rent and Additional Rent (including all sums that would otherwise be Additional Rent were they not timely paid), and other consideration due Tenant under the assignment or sublease in excess of all Rent required under this Lease, but less any reasonable and actual tenant improvement allowance, reasonable brokerage commissions and marketing expenses and Rent concessions. Landlord's share of the Net Profit shall be paid by Tenant to Landlord upon receipt by Tenant, and the failure of Tenant to timely pay same shall constitute a default under this Lease. Landlord's share of the Net Profit shall be considered Additional Rent and included in Landlord's lien for Rent. Landlord shall have the right to audit Tenant's books upon reasonable notice to determine Landlord's share of the Net Profit. If Tenant is determined to have understated Landlord's share of the Net Profit, then Tenant shall pay Landlord the difference between the corrected amount of the Net Profit and the understated amount of the Net Profit plus interest at the Default Rate. If Tenant is determined to have understated Landlord's share of the Net Profit by more than the greater of five percent (5%) or $100 on a noncumulative basis, then in addition to paying Landlord the foregoing amounts, Tenant shall reimburse Landlord for the cost of Landlord's audit.

15. TENANT'S INSURANCE COVERAGE:

      A. General. Tenant agrees that, at all times during the Lease Term (as well as prior and subsequent thereto if Tenant or any of Tenant's Agents should then use or occupy any portion of the Premises), it shall keep in force, with an insurance company licensed to do business in the State of Florida, and at least A-rated in the most current edition of Best's Insurance Reports and otherwise reasonably acceptable to Landlord, (i) comprehensive general liability insurance, including coverage for bodily injury and death, property damage and personal injury and contractual liability as referred to below, in the amount of not less than the amount set forth in the BLI Rider, combined single limit per occurrence for injury (or death) and damages to property and with a deductible not to exceed $100,000.00; (ii) with deductible of not more than $10,000.00, insurance on an "All Risk or Physical Loss" basis, including sprinkler leakage, vandalism, theft, malicious mischief, fire and extended coverage, covering all improvements to the Premises, including but not limited to Tenant's improvements, fixtures, furniture, furnishings, trade fixtures, removable floor coverings, equipment, signs and all other decoration or stock in trade, in the amounts of not less than the full replacement value thereof; and (iii) worker's compensation and employer's liability insurance if and in the amounts required by Florida Statutes. Such policies shall: (i) include Landlord and such other parties as Landlord may reasonably designate as additional insureds with respect to Tenant's general liability insurance policy, (ii) be considered primary insurance, (iii) include provisions (either within the terms of the policies or by contractual liability endorsement) that insure Tenant's indemnity obligations set forth in Section 20 of this Lease, and (iv) provide that the policies may not be canceled or changed without at least thirty (30) days prior written notice from the company providing such insurance to Landlord and each other party insured thereunder of any such proposed cancellation or change.

      B. Evidence. The insurance coverages to be provided by Tenant shall be for a period of not less than one (1) year. At least fifteen (15) days prior to the Lease Commencement Date, Tenant shall deliver to Landlord original certificates of all such insurance together with true copies of each such policy and evidence of payment therefor; and thereafter, at least thirty (30) days prior to the expiration of any policy, Tenant shall deliver to Landlord such original certificates as shall evidence a renewal or new policy to take the place of the policy that is expiring together with true copies of each such policy and evidence of payment therefor.

16. LANDLORD'S INSURANCE COVERAGE:

      A. General. Landlord shall at all times during the Lease Term maintain a policy or policies of insurance, issued by an insurance company authorized to transact business in Florida, insuring the Building and the common areas against loss or damage by fire, explosion or other hazards for the full insurable value thereof. Landlord shall not be obligated to insure any furniture, equipment, machinery, goods, supplies or other personal property which Tenant may bring upon the Premises, or any additional improvements to the Premises which Tenant may construct in accordance with the terms and conditions of this Lease. Landlord reserves the right to self insure the Building and/or the common areas, or to insure the same under blanket policies insuring the Building, the common areas and other buildings and/or property of Landlord or its affiliates.

      B. Tenant's Acts. Tenant shall not do or permit anything to be done upon or bring or keep or permit anything to be brought or kept upon the Premises which will increase Landlord's rate of insurance on the Building. If by reason of the failure of Tenant to comply with the terms of this Lease, or by reason of Tenant's occupancy (even though permitted or contemplated by this Lease), the insurance rate shall at any time be higher than it would otherwise be, Tenant shall reimburse Landlord for that part of all insurance premiums charged because of such violation or occupancy by Tenant. Tenant agrees to comply with any requests or recommendations made by Landlord's insurance underwriter inspectors.

17. SUBROGATION:

      A. Waiver of Subrogation Rights. Anything in this Lease to the contrary notwithstanding, Landlord and Tenant hereby waive and release each other of and from any and all rights of recovery, claims, actions or causes of action, against each other, their agents, officers and employees, for any loss or damage
(i) that may occur to the Building, the Improvements, Tenant's personal property, Landlord's personal property, or the Alterations, if any, by reason of fire, the elements or other cause (including, without limitation, Landlord's and/or Tenant's sole and/or joint negligence), and (ii) which is required to be insured against by the releasor pursuant to the provisions of Section 15 or
Section 16 of this Lease (or which is insured against by the releasor (without obligation to so obtain any such other insurance coverage) pursuant to the terms of property insurance policies or general liability policies actually obtained by the releasor).

      B. Exclusions. Notwithstanding the foregoing, Landlord's and Tenant's waivers described in Section 17(A) above shall not apply (i) to the extent that any of such rights of recovery, claims, actions or causes of action exceed the insurance policy(ies) limits required by Section 15 or Section 16 of this Lease, and (ii) with respect to any deductibles permitted by Section 15 or Section 16 of this Lease and contained in such insurance policy(ies).

      C. Notice to Insurance Companies; Indemnification. Because this Section 17 will preclude the assignment of any claim mentioned in it by way of subrogation (or otherwise) to an insurance company (or any other person), Landlord and Tenant hereby each agree (i) to immediately give to its respective insurance company(ies) written notice of the terms of the waivers contained in this
Section 17, (ii) to use its good faith efforts to obtain a written acknowledgment (or endorsement to the insurance policy(ies)) of the waiver of subrogation rights from such insurance company(ies), and (iii) to use its good faith efforts to obtain a written acknowledgment from such insurance company(ies) that insurance coverage remains in effect notwithstanding such waiver of subrogation rights. Notwithstanding the foregoing, Landlord and Tenant hereby each agree to indemnify the other from and against any and all loss or expense, including reasonable attorneys' fees (appellate or otherwise), incurred as a result of the other's failure to obtain a written acknowledgment (or endorsement to the insurance policy(ies)) of the waiver of subrogation rights from its insurer and a written acknowledgment from such insurance company(ies) that insurance coverage remains in effect notwithstanding such waiver of subrogation rights (regardless of whether or not such failure(s) is the result of Landlord's and/or Tenant's sole and/or joint negligence).

18. DAMAGE OR DESTRUCTION BY CASUALTY:

      A. Material Damage or Destruction. If the Premises are totally destroyed by fire or other casualty, or if the Building is partially damaged or destroyed to the extent of fifty percent (50%) or more of the replacement cost thereof, then, even though the Premises may not be damaged, Landlord shall have the option of terminating this Lease, or any renewal thereof, by giving written notice to Tenant within sixty (60) days after the date of such casualty, in which event any prepaid Rent shall be prorated as of the date of such casualty and the unearned portion of such Rent shall be refunded to Tenant without interest.

      B. Partial Damage or Destruction. If the Premises are damaged or partially destroyed by fire or other casualty to the extent of twenty-five percent (25%) or more of the replacement cost thereof and the provisions of Section 18(A) hereof are not applicable, then (i) if the unexpired balance of the Lease Term is less than one year, excluding any unexercised renewal option, Landlord may terminate this Lease by giving written notice to Tenant within thirty (30) business days after the date of such casualty, or, at Landlord's sole option, Landlord shall rebuild, restore or repair the Premises as a complete architectural unit of substantially the same size, design, quality and construction as existed immediately prior to the date of the casualty (except for Tenant's personal property and trade fixtures, which shall be the responsibility of Tenant), within one hundred twenty (120) days after Landlord's receipt of a building permit for such rebuilding, restoration or repair; or (ii) if the unexpired balance of the Lease Term is one year or more, including any exercised renewal option, Landlord shall rebuild, restore or repair the Premises as a complete architectural unit of substantially the same size, design, quality and construction as existed immediately prior to the date of the casualty (except for Tenant's personal property and trade fixtures, which shall be the responsibility of Tenant), within one hundred twenty (120) days after Landlord's receipt of a building permit for such rebuilding, restoration or repair. If the Premises are damaged or partially destroyed by fire or other casualty to the extent of less than twenty-five percent (25%) of the replacement cost thereof and the provisions of Section 18(A) hereof are not applicable, then Landlord shall rebuild, restore or repair the Premises as a complete architectural unit of substantially the same size, design, quality and construction as existed immediately prior to the date of the casualty (except for Tenant's personal property and trade fixtures, which shall be the responsibility of Tenant), within one hundred twenty (120) days after Landlord's receipt of a building permit for such rebuilding, restoration or repair. Notwithstanding the foregoing, if Landlord rebuilds, restores or repairs as provided aforesaid, and if such rebuilding, restoration or repair is of a nature that it cannot be substantially completed within said one hundred twenty (120) day period as determined by Landlord's contractor, then Landlord shall have as much time thereafter to complete such rebuilding, restoration or repair as is necessary so long as Landlord's efforts are diligent and continuous.

            (a) Notwithstanding anything to the contrary contained in this Lease, in the event that the (i) Premises, (ii) Common Areas required for parking and or (iii) Common Areas required for ingress and egress to the Building and/or ingress and egress to the Premises, are damaged by fire or casualty, in whole or in part at any time such that restoration thereof is not reasonably susceptible of being completed by Landlord within two hundred seventy-five (275) days of the date of such casualty (and Landlord shall be obligated to deliver to Tenant, within sixty (60) days of the date of a casualty, a certificate of its reputable architect or engineer as to the estimated time for restoration ("Landlord's Restoration Certificate"), or if Landlord has not exercised its rights under this Section 18 to terminate this Lease, but has not completed restoration within two hundred seventy-five (275) days of the date of a casualty, then and in any of the foregoing events Tenant shall have the right to terminate this Lease by notice to Landlord given within ten (10) business days following its receipt of Landlord's Restoration Certificate and on thirty (30) days prior notice to Landlord, in which event this Lease shall terminate as of the date of such notice, and Rent shall be adjusted as set forth in Subsection 18.C. below.

      C. Rent Adjustments. In the event that this Lease does not terminate pursuant to Section 18(A) or Section 18(B) above, then all Rent accruing after the date of the casualty shall be equitably and proportionately adjusted according to the nature and extent of the destruction or damage, pending substantial completion of rebuilding, restoration or repair. In the event the destruction or damage is so extensive as to make it not feasible for Tenant to conduct Tenant's business in the Premises, then all Rent accruing after the date of the casualty shall be completely abated until the Premises are substantially rebuilt, restored or repaired by Landlord or until Tenant resumes use and occupancy of the Premises, whichever shall first occur. Notwithstanding the foregoing or any provision of this Lease to the contrary, Landlord shall not be liable for any damage to or any inconvenience or interruption of the business of Tenant or any of Tenant's Agents caused, directly or indirectly, by any casualty.

19. EMINENT DOMAIN:

      A. Substantial Taking. In the event of a Taking (as hereafter defined) of any portion of the Premises or any substantial portion of the Building, either party hereto shall have the right, at its option, to terminate this Lease (such termination to be effective as of the effective date of the Taking) by giving written notice to the other party within thirty (30) business days after the effective date of the Taking, in which case any prepaid Rent shall be prorated as of the effective date of such Taking and the unearned portion of such Rent shall be refunded to Tenant without interest. If neither party terminates this Lease as provided above, then Landlord shall repair, restore or rebuild the Building and/or the Premises, as the case may be (except for Tenant's personal property and trade fixtures, which shall be the responsibility of Tenant), as nearly as is commercially reasonable and possible to their value, condition and character immediately prior to such Taking, within one hundred twenty (120) days after Landlord's receipt of a building permit for such repair, restoration or rebuilding. If such repair, restoration or rebuilding is of a nature that it cannot be substantially completed within said one hundred twenty (120) day period as determined by Landlord's contractor, then Landlord shall have as much time thereafter to complete such repair, restoration or rebuilding as is necessary so long as Landlord's efforts are diligent and continuous. As used herein, the term "Taking" means any taking of the Building, the land on which the Building is located, or parts thereof, in or by condemnation or other eminent domain proceeding pursuant to any law, general or special, sale in lieu of condemnation, or by reason of the temporary requisition of the use or occupancy of the Building, the land on which the Building is located, or parts thereof, by any federal, state, regional, county, municipal or local government, or any department, commission, board, bureau, agency or office thereof, having or claiming jurisdiction over all or any part of the Premises or the use thereof.

      B. Insubstantial Taking. In the event of a Taking of less than a substantially all of the Building, this Lease shall not terminate and Landlord shall repair, restore or rebuild the Building, and/or the Premises, as the case may be (except for Tenant's personal property and trade fixtures, which shall be the responsibility of Tenant), as nearly as is commercially reasonable and possible to their value, condition and character immediately prior to such Taking, within one hundred twenty

(120) days after Landlord's receipt of a building permit for such repair, restoration or rebuilding. If such repair, restoration or rebuilding is of a nature that it cannot be substantially completed within said one hundred twenty
(120) day period as determined by Landlord's contractor, then Landlord shall have as much time thereafter to complete such repair, restoration or rebuilding as is necessary so long as Landlord's efforts are diligent and continuous.

      C. Landlord's Additional Right to Terminate. Notwithstanding the foregoing provisions, in the event of a Taking of any part of the Building other than the Premises, the Taking of which would, in Landlord's sole opinion, prevent the economical operation of the Building, Landlord shall, in such event, have the right, at its sole option, to terminate this Lease (such termination to be effective as of the effective date of the Taking) by giving written notice to Tenant within thirty (30) business days after the effective date of the Taking, in which case any prepaid Rent shall be prorated as of the effective date of such Taking and the unearned portion of such Rent shall be refunded to Tenant without interest.

      D. Rent Adjustments. In the event that this Lease does not terminate pursuant to Section 19(A) or Section 19(C) above, then all Rent accruing after the effective date of the Taking shall be equitably and proportionately adjusted to such an extent as may be fair and reasonable under the circumstances, pending substantial completion of repair, restoration or rebuilding. In the event the Taking is so extensive as to make it not feasible for Tenant to conduct Tenant's business in the Premises, then all Rent due under this Lease shall be completely abated until ten (10) days after the Premises are substantially repaired, restored or rebuilt by Landlord or until Tenant resumes use and occupancy of the Premises, whichever shall first occur. Notwithstanding the foregoing or any provision of this Lease to the contrary, Landlord shall not be liable for any damage to or any inconvenience or interruption of the business of Tenant or any of Tenant's Agents caused, directly or indirectly, by any Taking.

      E. Condemnation Award. Landlord shall be entitled to any and all income, rent, award, or any interest therein whatsoever which may be paid or made in connection with a Taking. Tenant shall have no claim to the condemnation award with respect to the leasehold estate but, in a subsequent, separate proceeding, Tenant may make a separate claim only for trade fixtures installed in the Premises by and at the expense of Tenant and Tenant's moving expenses. In no event shall Tenant have any claim for the value of the unexpired Lease Term.

20. LIMITATION OF LANDLORD'S LIABILITY; INDEMNIFICATION:

      A. Personal Property. All personal property placed or moved into the Building shall be at the sole risk of Tenant or owner thereof. Landlord shall not be liable to Tenant or others for any damage to persons or property arising from theft, vandalism, HVAC malfunction, the bursting or leaking of water pipes, any act or omission of any other tenant or occupant of the Building or of any other person, or otherwise.

      B. Limitations. Notwithstanding any contrary provision of this Lease: (i) Landlord, its parent, affiliates, subsidiaries, directors, officers, agents, shareholders or employees, shall not be personally liable for any of the obligations of Landlord under this Lease, and further, Tenant expressly agrees that Landlord's liability hereunder or otherwise shall be limited to, and Tenant shall only have recourse against, the value of Landlord's fee interest in the Building; and (ii) Tenant's sole right and remedy in any action or proceeding concerning Landlord's reasonableness (where the same is required under this Lease) shall be an action for declaratory judgment.

      C. Indemnification.

            (a) Tenant shall indemnify, defend and hold harmless Landlord and Landlord's directors, officers, employees, agents, invitees, licensees or contractors ("Landlord's Indemnified Parties") from and against all claims, causes of action, liabilities, judgments, damages, losses, costs and expenses, (including, but not limited to, any of the foregoing arising from, in connection with or attributable to, damage to property, or injury to or death of any person, and reasonable attorneys' fees and costs incurred in trial, appellate and bankruptcy actions and proceedings), incurred or suffered by any of Landlord's Indemnified Parties and arising from or in any way connected with any of the following: (1) Tenant's use, operation, maintenance and/or repair of the Premises; (ii) any acts, omissions, neglect or fault of Tenant or any of its agents, servants, employees, contractors, invitees or licensees ("Tenant's Agents") (including, without limitation, the joint negligence of Landlord and Tenant, or the joint negligence of their employees, agents, invitees, licensees or contractors, but with respect to such a claim, Tenant shall not be obligated to indemnify, defend and hold Landlord harmless to the extent of the gross negligence or willful misconduct of Landlord or Landlord's agents); (iii) the breach of any of Tenant's obligations under this Lease, including, without limitation, Tenant's obligations to carry insurance, pay Operating Expenses and maintain the Premises; (iv) any death, personal injury or property damage occurring in or about the Premises or the Building by, through or under Tenant;
(v) the performance of any repair, renovation, and/or maintenance to the Premises by Tenant, Tenant's Agents or contractors; (vi) Tenant's subleasing or assigning of any of its rights under this lease; and/or, (vii) the presence at the Premises for any reason of any of Tenant's Agents. Notwithstanding the foregoing, Tenant's indemnity obligation under this paragraph (a) shall not apply to the extent that any of the foregoing claims, causes of action, liabilities, judgments, damages, losses, costs and expenses are the result of the gross negligence or willful misconduct of Landlord, its employees, agents, invitees, licensees or contractors. Landlord may defend any claim covered by this indemnity, at Tenant's expense, by counsel selected by Landlord in the event that Landlord is not willing, in Landlord's sole but not unreasonable judgment, to accept the defense of Landlord provided by Tenant's counsel.

            (b) The provisions of this Section 20 shall survive the termination of this Lease with respect to any claims occurring prior to such termination.

            (c) The provisions of this Section 20 are subject to the provisions of Section 17 Subrogation, of this Lease.

21. RELOCATION OF TENANT:

      A. General. Landlord expressly reserves the right, prior to and/or during the Lease Term, at Landlord's sole expense, to move Tenant from the Premises and to relocate Tenant in other comparable space in the Building, with Tenant improvements of at least equal kind and quality to those in the Premises, of Landlord's choosing, not less than 95% of the size of the Premises or more than 110% of the size of the Premises by not more than ten percent (10%)and configured with a reasonably comparable space plan within the Building, which other space shall be decorated by Landlord at its expense in a manner of equal kind and quality to the Premises. Landlord may use decorations and materials from the existing Premises, or other materials, so that the space in which Tenant is relocated will be reasonably comparable in its interior design and decoration to the space from which Tenant is removed. The foregoing right of relocation shall not, however, be applicable to the portion of the Premises located on the sixth floor of the Building. If the relocated Premises contains fewer square feet, Rent will be proportionally adjusted. If the relocated Premises results in an increase of the square footage, the Rent shall not be adjusted.

      B. No Interference. During the relocation period, Landlord will use reasonable efforts not to unduly interfere with Tenant's business activities, and Landlord agrees to substantially complete the relocation within a reasonable time under all then existing circumstances.

      C. Premises. This Lease and each of its terms and conditions shall remain in full force and effect and be applicable to any such new space and such new space shall be deemed to be the Premises demised hereunder. Upon request, Tenant shall execute such documents which may be requested to evidence, acknowledge and confirm the relocation (but the relocation shall be effective even in the absence of such confirmation by Tenant).

      D. Costs. Landlord's obligation for expenses of removal and relocation will be the actual cost of relocating and decorating Tenant's new space, and Tenant agrees that Landlord's exercise of its election to remove and relocate Tenant will not release Tenant in whole or in part from its obligations hereunder for the full Lease Term. No rights granted in this Lease to Tenant, including the right of peaceful possession and quiet enjoyment, shall be deemed breached or interfered with by reason of Landlord's exercise of the relocation right reserved herein.

      E. Notice. If Landlord exercises its relocation right under this Section,
(i) Tenant will be given forty-five (45) days prior written notice, and (ii) Landlord will reimburse Tenant for the reasonable cost of replacement of stationery and telephone relocation and other similar expenses necessitated by the exercise of Landlord's right of relocation.

22. COMPLIANCE WITH LAWS, PROCEDURES AND RESTRICTIVE COVENANTS:

      A. Compliance. Tenant, at its sole cost, shall promptly comply with all applicable laws, guidelines, rules, regulations and requirements, whether of federal, state or local origin, applicable to the Premises and the Building, including, without limitation, the Americans with Disabilities Act, 42 U.S.C.
Section 12101 et seq., and those for the correction, prevention and abatement of nuisance, unsafe conditions, or other grievances arising from or pertaining to the use or occupancy of the Premises. The foregoing does not impose upon Tenant, however, the requirement to perform any improvements or take any affirmative action with respect to the Common Areas.

      B. Notice Prior to Work. Tenant shall provide thirty (30) days notice to Landlord prior to the performance by Tenant, Tenant's Agents or contractors of any structural repairs or any renovation to the Premises. Such notice shall include a detailed description of the contemplated work. Tenant shall not perform, or cause to be performed, any such structural repair and/or renovation without the written consent of Landlord, and if such consent is granted, the repair and/or renovation must be performed in accordance with the terms of Landlord's consent. Prior to performing any repairs and/or renovation to the Premises, Tenant shall comply with all of the provisions of Section 12 of this Lease.

      C. Radon. Radon is a naturally occurring radioactive gas that when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health department.

      D. Occupational License. Tenant shall provide Landlord with a copy of and an updated paid receipt for Tenant's Occupational License from Miami-Dade County on an annual basis.

      E. Premises Certificate of Use and Occupancy. Landlord shall provide Tenant with a true and correct copy of the certificate of use and occupancy for the Premises from Miami-Dade County on or before the Lease Commencement Date.

23. RIGHT OF ENTRY: Landlord and its agents shall have the right to enter the Premises during all reasonable hours after reasonable notification (but no such notification shall be required in emergencies) to make necessary repairs to the Premises. Except for emergency entry, such access shall not be materially disruptive to Tenant's use of the Premises. In the event of an emergency, Landlord or its agents may enter the Premises at any time, without notice, to appraise and correct the emergency condition. Landlord's right of entry shall, after reasonable notice, likewise exist for the purpose of removing placards, signs, fixtures, alterations, or additions which do not conform to this Lease. Landlord or its agents shall have the right to exhibit the Premises at any reasonable time to prospective tenants after reasonable prior notification commencing one hundred and eighty (180) days before the Expiration Date of this Lease or at any other time if an Event of Default exists. If, within the six (6) months prior to the Expiration Date of this Lease, Tenant has vacated the Premises and substantially removed its personal property from the Premises, then Landlord may enter the Premises without prior notification during such period for the purpose of showing the Premises to a prospective tenant.

24. DEFAULT:

      A. Events of Default. The following shall, upon the giving of written notice to Tenant of the nature of the default and the expiration of Tenant's notice, grace and cure period as set forth in Section 24(B), constitute an "Event of Default" under this Lease:

            (1) Tenant vacates, abandons or surrenders all or any part of the Premises prior to the Expiration Date; notwithstanding the foregoing, it shall not be an Event of Default if Tenant vacates the Premises after first giving Landlord written notice of a notice address for Tenant apart from the Premises and if Tenant continues to abide by each of its covenants and obligations under this Lease; or

            (2) Tenant fails to fulfill or comply with any of the terms or conditions of this Lease or of any other lease entered into between Landlord and Tenant for other space in the Building; or

            (3) the appointment of a trustee or a receiver to take possession of all or substantially all of Tenant's assets occurs, or if the attachment, execution or other judicial seizure of all or substantially all of Tenant's assets located at the Premises, or of Tenant's interest in this Lease, occurs; or

            (4) Tenant or any of its successors or assigns or any guarantor of this Lease ("Guarantor") should file any voluntary petition in bankruptcy, reorganization or arrangement, or an assignment for the benefit of creditors or for similar relief under any present or future statute, law or regulation relating to relief of debtors; or

            (5) Tenant or any of its successors or assigns or any Guarantor should be adjudicated bankrupt or have an involuntary petition in bankruptcy, reorganization or arrangement filed against it; or

            (6) Tenant shall permit, allow or suffer to exist any lien, judgment, writ, assessment, charge, attachment or execution upon Landlord's or Tenant's interest in this Lease or the Premises, and/or the fixtures, improvements and furnishing located therein; or

            (7) Tenant is dispossessed from the Premises (other man by Landlord) by process of law or otherwise; or

            (8) Tenant holds over the Premises after the Expiration Date without Landlord's prior written consent, which consent may be withheld in Landlord's sole discretion; or

            (9) this Lease or the interest or estate of Tenant hereunder shall be transferred to, pass to, or devolve to or on any other person or entity in contradiction to the manner permitted under this Lease; or

            (10) Tenant violates any of the covenants or restrictions set forth in the rules and regulations which may, from time to time, be reasonably promulgated by Landlord with reference to the Premises, or any portion thereof, or the Building; or

            (11) Tenant loses its good standing, license or ability to transact business in Florida, or is otherwise ordered to cease and desist engaging in its business by any court on applicable regulatory body.

      B. Tenant's Grace Period. Tenant shall have a period often (10) days after notice from Landlord specifying the nature of any default under Section 24A to such cure a default under this Lease (other than a default for (i) nonpayment of Base Rent, Overhead Rent or Additional Rent on or before five (5) business days following the due date, (ii) with respect to Section 15 of the Lease, an Event of Default shall have occurred in the event of any lapse of the insurance required under this Lease whether or not Landlord has given Tenant written notice, or if Tenant fails to provide evidence of the insurance required under this Lease within three (3) business days following Landlord's written notice,
(iii) with respect to Section 22 of this Lease, Tenant has failed to comply with applicable laws, guidelines, rules, regulations, or legal requirements as required under this Lease within three (3) business days following Landlord's written notice or within such earlier period, without any written notice from Landlord, that may be required to avoid any fine, penalty, or other legal consequence. Except with respect to defaults under (i), (ii) and (iii) herein, if the default does not involve any health, safety, insurance issues and does not interfere with other tenants' rights and privileges and is of a nature that it cannot be completely cured within the ten (10) day period and Tenant has promptly commenced and is continuously and diligently pursuing in good faith to cure or remedy the default this grace period shall be extended to a maximum of one hundred twenty (120) days. If the default is not cured prior to the expiration of any applicable grace period, then

Landlord may pursue any remedies provided by law or equity and/or the remedies provided in Section 25 of this Lease.

      C. Landlord's Default. If Tenant asserts that Landlord has failed to meet any of its obligations under this Lease, Tenant shall provide written notice ("Notice of Default") to Landlord specifying the alleged failure to perform. Landlord shall have a thirty (30) day period after receipt of the Notice of Default in which to commence curing any non-performance by Landlord (except for matters relating to health, safety, Tenant's quiet enjoyment or interruption of telecommunications, in which event Landlord shall commence such cure in a commercially diligent fashion), and Landlord shall have as much time thereafter to complete such cure as is necessary so long as Landlord's cure efforts are diligent and continuous. If Landlord has not begun the cure within thirty (30) days after receipt of the Notice of Default, or Landlord does not thereafter diligently and continuously attempt to cure, then Landlord shall be in default under this Lease, and Tenant may exercise such legal and equitable rights that are available to it under Florida law.

25. LANDLORD'S REMEDIES FOR TENANT'S DEFAULT:

      A. Landlord's Remedies. If there is an Event of Default by Tenant or if Tenant is in default under this Lease, Landlord may, at its option, in addition to such other remedies as may be available under Florida law:

            (1) terminate this Lease and Tenant's right of possession, and retake possession for Landlord's account; or

            (2) terminate Tenant's right of possession without terminating this Lease, retake possession of the Premises for Tenant's account, repair and alter the Premises in any manner as Landlord deems reasonably necessary or advisable, and relet the Premises or any part of it, as the agent of Tenant, for the whole or any part of the remainder of the Lease Term or for a longer period, and Landlord may grant concessions or free rent or charge a higher or lower rental than that reserved in this Lease. From rent collected or received as a result of such reletting, Landlord shall pay to itself (a) all actual but not more than commercially reasonable expenses of every nature which Landlord may incur such as (by way of illustration and not limitation) those for attorneys' fees, brokerage, advertising, and refurbishment of the Premises in good order or preparing the Premises for reletting, and (b) subject to the provisions of
Section 25(C) below, any balance remaining on account of the liability of Tenant for the sum equal to all Base Rent, Overhead Rent and Additional Rent and other charges due from Tenant under this Lease through the Expiration Date. Should Landlord, pursuant to this subsection (2), not collect rent which after deductions is sufficient to fully pay to Landlord a sum equal to all Base Rent, Overhead Rent and Additional Rent and other charges payable by Tenant under this Lease through the Expiration Date, then the balance or deficiency shall at the election of Landlord be paid by Tenant with default rate interest; or

            (3) stand by and do nothing, and hold Tenant liable for all Base Rent, Overhead Rent and Additional Rent and other charges payable by Tenant under this Lease through the Expiration Date; or

            (4) do anything else permitted by law; or

            (5) pursue any combination of the above.

      B. Exercise of Landlord's Remedies. If Landlord does not notify Tenant which remedy it is pursuing, or if Landlord's notice to Tenant does not expressly state that Landlord is exercising its remedies under subsection (1) or subsection (3) above, then it shall be deemed that Landlord is pursuing the remedy set forth in subsection (2) above. If Landlord exercises the remedy set forth in subsection (1) or subsection (2) above, Tenant agrees to immediately and peacefully surrender the Premises to Landlord; and if Tenant refuses to do so, Landlord may without further notice reenter the Premises either by force or otherwise and dispossess Tenant, as well as the legal representative(s) of Tenant and/or other occupant(s) of the Premises, by summary proceedings or otherwise, and remove their effects.

      C. Acceleration. If Landlord exercises the remedies in subsection (2) or subsection (3) above, Tenant shall immediately pay to Landlord as damages for loss of the bargain caused by Tenant's Event of Default, and not as a penalty, in addition to any other damages, the aggregate sum of the full amount of the Base Rent, Overhead Rent and Additional Rent and all other charges payable by Tenant under this Lease that would have accrued for the balance of the Lease Term, discounted to present value (as hereafter defined) at a rate per annum equal to the Treasury Rate (as hereafter defined). If Landlord exercises the remedy in subsection (2) above, Landlord shall account to Tenant at the Expiration Date for amounts actually collected by Landlord as a result of a reletting, net of amounts to be paid to Landlord under subsection (2) above. The term "present value" means the current monetary value of future benefits or income, or otherwise stated, the discounted value of future payments. The term "Treasury Rate" means the yield implied by the Treasury Constant Maturity series for a U.S. Government Treasury obligation having a maturity date equal to or closest to the number of years remaining in the Lease Term at the time of Tenant's Event of Default under this Lease; the Treasury Rate shall be based on the weekly average Treasury Constant Maturity yields reported in Federal Reserve Statistical Release H.I5 - Selected Interest Rates, for the week immediately preceding the date of Tenant's default under this Lease.

            (a) Notwithstanding anything herein to the contrary, Tenant shall pay to Landlord the Accelerated Rent in yearly installments, commencing ten (10) days after Landlord notifies Tenant that Landlord has exercised the remedy of acceleration, and on the first day of each twelve (12) month period thereafter until the Accelerated Rent is paid in full. Such annual installments shall be in the amount of the portion of the Accelerated Rent due for the twelve (12) months following the date on which each installment payment is due. The amount of the final yearly installment shall be the balance, after the application of all paid installments, of the Accelerated Rent. Landlord agrees to use reasonable efforts to relet the Premises in the event it exercises the remedy of acceleration. In no event, however, shall Landlord be obligated in any manner to favor the Premises over any other premises it holds for leasing or be required to market the Premises by any means beyond Landlord's regular marketing efforts. In the event Landlord relets the Premises, or any portion thereof, for any period during the remainder of the existing Lease Term (or any previous extension or renewal thereof), then Landlord shall tender to Tenant on an annual basis commencing twelve months after Landlord has relet the Premises, or any portion thereof, the "Net Reletting Proceeds" as defined as the net amount collected by Landlord under (2) below that exceeds the sums due to Landlord under (1) below:

                  (1) All rent and other charges due to Landlord from Tenant under the Lease, all of Landlord's commercially reasonable costs in restoring the Premises to the condition required by the Lease at the end of the Term, all commercially reasonable costs and expenses incurred in reletting the Premises, or any portion thereof, from time to time, including: customary real estate brokerage commissions, costs incurred in preparing the Premises, or any portion thereof, for reletting, including tenant improvement costs, Landlord's attorneys' fees and costs incurred as a result of any reletting, advertising and marketing expenses associated with the reletting, all other reasonable costs associated with the reletting and any attorneys' fees and costs incurred in seeking possession of the Premises, or any portion thereof, after a reletting (if the attorneys' fees and costs are not recovered and collected from the defaulting tenant).

                  (2) All cleared funds collected by Landlord for Rent from a reletting of the Premises, or any portion thereof, during the remainder of the Lease term (or any previous extension or renewal thereof).

            (b) Notwithstanding the foregoing, Tenant shall not be entitled to receive and Landlord shall not be obligated to tender to Tenant any Net Reletting Proceeds in the event Tenant has failed to pay to Landlord any of the installments of Accelerated Rent as required above. If Tenant fails to pay to Landlord any of the installments of Accelerated Rent as provided herein and if Landlord obtains a final judgment against Tenant in the amount of Accelerated Rent, or any portion of Accelerated Rent then due and owing, then Landlord shall provide to Tenant at the end of the Lease Term with a credit in the amount of the Net Reletting Proceeds in the form of a partial satisfaction of the final judgment.

      D. Attorneys' Fees. Tenant shall reimburse Landlord upon request for all commercially reasonable costs incurred by Landlord in the collection of any sums due to Landlord under this Lease, including collection agency fees, and reasonable attorneys' fees and costs relating to the matter, regardless of whether litigation is commenced. In the event of any litigation, the non-prevailing party shall reimburse to the prevailing party all commercially reasonable attorneys' fees and costs through all trial, appellate and bankruptcy actions and proceedings.

26. LANDLORD'S RIGHT TO PERFORM FOR TENANT'S ACCOUNT: If Tenant fails to observe or perform any term or condition of this Lease within the grace period, if any, applicable thereto, then Landlord may immediately or at any time thereafter perform the same for the account of Tenant. If Landlord makes any expenditure or incurs any obligation for the payment of money in connection with such performance for Tenant's account (including reasonable attorneys' fees and costs in instituting, prosecuting and/or defending any action or proceeding through any and all appeals), then the lesser of actual or commercially reasonable sums paid or obligations incurred, with interest at the Default Rate, shall be paid by Tenant to Landlord within ten (10) days after rendition of a statement to Tenant setting forth the lesser of the actual or commercially reasonable costs. In the event Tenant, in the performance or non-performance of any term or condition of this Lease, should cause an emergency situation to occur or arise within the Premises or in the Building, then Landlord shall have all rights set forth in this Section immediately, without the necessity of providing Tenant with any advance notice.

27.   LIENS:

      A. General. In accordance with the applicable provisions of the Florida Construction Lien Law and specifically Florida Statutes, Section 713.10, no interest of Landlord in the Building, the Premises, the land on which the Building is located, or this Lease shall be subject to liens for improvements made by Tenant or caused to be made by Tenant hereunder (including, without limitation, those improvements made by Tenant pursuant to Section 11 or Section
12). Further, Tenant acknowledges that Tenant, with respect to improvements or alterations made by Tenant or caused to be made by Tenant hereunder, shall promptly notify the contractor making such improvements to the Premises of this provision.

      B. Default. Notwithstanding the foregoing, if any mechanic's, laborer's or materialman's lien or other lien, attachment, judgment, execution, writ, charge or encumbrance is filed against the Building, the Premises, the land on which the Building is located, or this Lease, or any alterations, fixtures or improvements therein or thereto, as a result of any work, action or inaction done by or at the direction of Tenant or any of Tenant's Agents, Tenant shall discharge same of record or transfer to bond within thirty (30) days after Tenant's receipt of notice of the filing thereof, failing which Tenant shall be in default under this Lease. In such event, without waiving Tenant's default, Landlord, in addition to all other available rights and remedies, without further notice, may discharge the same of record by payment, bonding or otherwise, as Landlord may elect, and upon request Tenant shall reimburse Landlord for all costs and expenses so incurred by Landlord plus interest thereon at the Default Rate. Tenant shall advise Landlord of the existence of a lien promptly upon Tenant's notice thereof.

28. NOTICES: All notices, demands, consents, approvals, requests and other instruments herein required or permitted to be given to, or served upon, either party shall be in writing. Any such notice, demand, consent or request shall be sufficiently given or served if sent by hand delivery, by commercial courier (Federal Express or similar firms), by certified or registered mail, return receipt requested, addressed to either such party at its address set forth in the BLI Rider, or at such other address as it shall designate by notice to the other party. Notices shall be deemed to have been given or served on the date when delivered or first refused.

29.   ESTOPPEL CERTIFICATE; SUBORDINATION:

      A. Estoppel Certificate: Within ten (10) business days after notice, Tenant agrees to execute, acknowledge and deliver to Landlord, its designee, or any mortgagee of the Building such instruments as may be required by them, certifying the amount of the Security Deposit and whether this Lease is in full force and effect, and listing any modifications. This estoppel certificate shall also contain such other information as Landlord, its designee, or any mortgagee of the Building may reasonably request. If for any reason Tenant does not timely comply with the provisions of this paragraph, Tenant shall be deemed to have confirmed that this Lease is in full force and effect with no defaults on the part of Landlord and without any right of Tenant to offset, deduct or withhold any Rent.

      B. Subordination. This Lease is and at all times shall be subject and subordinate to all present and future mortgages or ground leases which may affect the Building and/or the land on which the Building is located, and to all renewals, modifications, consolidations, replacements, and extensions of any such mortgage(s), and to all increases and voluntary and involuntary advances made thereunder. The foregoing provision shall be self-operative and no further instrument of subordination shall be required. Notwithstanding the self-operative nature of this Section, Tenant shall execute all documentation that may be requested from Tenant in order to evidence such subordination. Furthermore, and notwithstanding the self-operative nature of this Section, any such mortgagee shall also have the right to subordinate the lien of any present or future mortgage to this Lease by filing a notice of subordination with the Clerk of Court of Miami-Dade County, Florida at any time before such lender conducts a foreclosure sale pursuant to such mortgage. Landlord shall obtain from such mortgagee a non-disturbance agreement on such mortgagee's standard form of subordination, non-disturbance and attornment agreement or such other form as required by lender. With respect to the current mortgagee, Landlord shall obtain such agreement on the form attached hereto as Rider #2. Tenant shall be authorized to pay Base Rent and Overhead Rent to the following defined Lender upon notice from such Lender. Furthermore, Tenant shall be required to send copies of any default notices to such Lender, and Lender shall be given a reasonable opportunity to cure any such default before Tenant exercised any termination right under this Lease, it being understood, however, that this Lease grants to Tenant no such termination right "Lender" for this purpose is LEHMAN BROTHERS BANK, FSB, its successors and/or assigns at the address set forth in the Subordination, Nondisturbance and Attornment Agreement to be issued by Lender in connection with this Lease.

30.   ATTORNMENT AND MORTGAGEE'S REQUEST:

      A. Attornment. If any mortgagee of the Building comes into possession or ownership of the Premises or acquires Landlord's interest in this Lease by foreclosure of the mortgage or otherwise, then, upon such mortgagee's request, Tenant shall attorn to such mortgagee or if any purchaser at a foreclosure sale takes title to the Building (such mortgagee or foreclosure purchaser being referred to as the "New Owner"), then, upon such New Owner's request, Tenant shall attorn to the New Owner as successor Landlord under this Lease, and, in such event, the New Owner's liabilities shall be limited to liabilities accruing from and after the date that such new Owner assumes its role of successor Landlord by ownership. The new Owner shall not have any obligation to cure defaults existing as of the date it becomes the New Owner unless such defaults are of a continuing nature and Tenant has given the New Owner notice thereof and a reasonable opportunity to cure such default following the date of Tenant's notice. The New Owner shall not have any obligation to return or otherwise credit the Security Deposit to Tenant unless the New Owner has actually received such Security Deposit. The New Owner shall not be obligated to Credit Tenant for any payments under the Lease made more than one month in advance, nor shall the New Owner be bound by this Lease, or any modifications, terminations, extensions, grants of purchase options, grants of first refusal, declarations of default and other actions by Landlord unless (i) this Lease is to a tenant that is not an entity controlled by, or under common control with Landlord; (ii) this Lease is for an amount that is at least a reasonable market rate as of the date of this Lease; (iii) this Lease does not allow payment of any sums due hereunder more than one month in advance and, accordingly, this Lease prohibits payments by Tenant that are more than one month in advance of the related period (except for a Security Deposit); (iv) any agreement for the early termination or reduction in size of the Premises has been delivered to any such mortgagee not less than five (5) days prior to its effective date, and any associated space contraction or early termination payment is delivered to such lender if so requested by such lender;
(v) this Lease does not demise more than five percent (5%) of Airport Corporate Center (which contains approximately 1,106,525 net rentable square feet).

      B. Mortgage Modification. If a mortgagee of the Building requests modifications to this Lease as a condition to disbursing any monies to be secured by the mortgage, Tenant agrees that within ten (10) business days after request by the mortgagee Tenant shall execute, acknowledge and deliver to the mortgagee an agreement, in form and substance satisfactory to the mortgagee, evidencing such modifications, provided that such modifications do not alter the Lease Term or increase Tenant's obligations under this Lease or materially adversely affect the leasehold interest created by this Lease.

31. ASSIGNMENT BY LANDLORD: If Landlord's interest in this Lease is assigned or transferred, Landlord shall, upon transfer of the Security Deposit to the new landlord, be released from all further liability to Tenant under this Lease.

32.   SURRENDER OF PREMISES; HOLDING OVER:

      A. Surrender. Tenant agrees to surrender the Premises to Landlord on the Expiration Date (or sooner termination of the Lease Term pursuant to other applicable provisions hereof) in as good condition as existed at the commencement of Tenant's occupancy, ordinary wear and tear and damage by fire and other casualty not caused by Tenant or Tenant's Agents excepted. At the expiration or termination of the Lease Term, Tenant shall deliver to Landlord all keys, pass cards and similar devices and make known to Landlord the location and combination of all safes, locks and similar items.

      B. Removal. Upon expiration or termination of the Lease Term, Tenant shall not be required to remove from the Premises the Building Standard items installed by Landlord; all of such Building Standard items are the property of Landlord. However, if Tenant installs or causes to be installed fixtures, trade fixtures or any tenant improvements in excess of Building Standard, then Landlord shall have the option of retaining such items or requiring Tenant to remove same prior to the expiration of the Lease. If Landlord elects to require Tenant to remove such items, then the cost of removal shall be at Tenant's sole cost and expense, and Tenant shall restore all damage caused in connection with the removal within five (5) days after the removal of such items. Landlord shall have no obligation to compensate Tenant for any items which are required hereunder to remain on or with the Premises.

      C. Holdover. Without limiting Landlord's rights and remedies, if Tenant holds over in possession of the Premises beyond the expiration or termination of the Lease Term (as may be extended), then during the holdover period the monthly Rent shall be, for the first three months of such holdover period, one hundred twenty-five percent (125%) of the amount of Rent due and payable for the last month of the Lease Term (as then extended if a Renewal Option had then been exercised), for the next three months one hundred fifty percent (150%) of the amount of Rent due and payable for the last month of the Lease Term (as then extended if a Renewal Option had then been exercised) and, thereafter, double the amount of the Rent due and payable for the last month of the Lease Term, (as then extended if a Renewal Option had then been exercised).

      D. No Surrender. No offer of surrender of the Premises, by delivery to Landlord or its agent of keys, pass cards or similar devices to the Premises or otherwise, shall be binding on Landlord unless accepted by Landlord, in writing, specifying the effective surrender of the Premises. No receipt of money by Landlord from Tenant after the Expiration Date (or sooner termination of this Lease) shall reinstate, continue or extend the Lease Term, unless Landlord specifically agrees to any such reinstatement, continuation or extension in a writing signed by Landlord at the time such payment is made by Tenant.

33.   NO WAIVER; CUMULATIVE REMEDIES:

      A. No Waiver. No waiver of any provision of this Lease by either party shall be deemed to imply or constitute a further waiver by such party of the same or any other provision hereof. The rights and remedies of Landlord under this Lease or otherwise are cumulative and are not intended to be exclusive and the use of one shall not be taken to exclude or waive the use of another, and Landlord shall be entitled to pursue all rights and remedies available to landlords under the laws of the State of Florida. Landlord, in addition to all other rights which it may have under this Lease, hereby expressly reserves all rights in connection with the Building or the Premises not expressly and specifically granted to Tenant under this Lease, and Tenant hereby waives all claims for damage, loss, expense, liability, eviction or abatement it has or may have against Landlord on account of Landlord's exercise of its reserved rights, including, without limitation, Landlord's right to alter the existing name, address, style or configuration of the Building or the common areas, signage, suite identifications, parking facilities, lobbies, entrances and exits, elevators and stairwells in ways that do not materially reduce or impair Tenant's rights under this Lease and that do not change the location of Tenant's reserved parking spaces unless materially similar spaces are substituted or reduce Tenant's allocation of unreserved parking spaces.

      B. Rent Payments. No receipt of money by Landlord from Tenant at any time, nor any act or thing done by Landlord or its agent, shall be deemed a release of Tenant from any liability whatsoever to pay Base Rent, Overhead Rent, Additional Rent or any other sums due hereunder, unless such release is in writing, signed by a duly authorized officer or agent of Landlord and refers expressly to this Section 33(B). Any payment by Tenant or receipt by Landlord of less than the entire amount due at such time shall be deemed to be on account of the earliest sum due. No endorsement or statement on any check or any letter accompanying any check or payment shall be deemed an accord and satisfaction. In the case of such a partial payment or endorsement, Landlord may accept such payment, check or letter without prejudice to its rights to collect all remaining sums due and to pursue all of its remedies under this Lease.

34. WAIVER: To the extent permitted by law, Tenant hereby waives: (a) its right to a jury trial in any action or proceeding regarding a monetary default by Tenant and/or Landlord's right to possession of the Premises; and (b) in any action or proceeding by Landlord for monies owed by Tenant and/or possession of the Premises, Tenant's right to interpose any crossclaim or counterclaim (except a mandatory crossclaim or counterclaim if the same is provided for pursuant to Florida law), however, Tenant shall not be prohibited from bringing a separate lawsuit against Landlord.

35. CONSENTS AND APPROVALS: If Tenant requests Landlord's consent or approval under this Lease, and if in connection with such request Landlord deems it necessary to seek the advice of its attorneys, architects and/or other experts, then Tenant shall pay the reasonable fee of Landlord's attorneys, architects and/or other experts in connection with the consideration of such request and/or the preparation of any documents pertaining thereto. Whenever under this Lease Landlord's consent or approval is expressly or impliedly required, the same shall not be unreasonably withheld or delayed unless the right to grant or withhold such consent or approval in Landlord's sole discretion has been expressly reserved.

36. RULES AND REGULATIONS: Tenant shall abide by all rules and regulations, attached hereto as EXHIBIT "D" and incorporated herein by this reference, as reasonably amended and supplemented from time to time by Landlord. Landlord shall not be liable to Tenant for violation of the same or any other act or omission by any other tenant. In the event of any conflict between the rules and regulations and the terms of this Lease, then the terms of this Lease shall prevail. Notwithstanding any contrary provision of the Rules and Regulations,
(i) Tenant shall not be required to continuously operate the Package Air Conditioning Unit serving the Premises provided that at least normal office building temperatures are maintained in the area of the Premises serviced by such unit; (ii) Tenant shall be responsible for replacing the windows of the Premises only if Tenant is responsible for the damage to them; (iii) Tenant's responsibility for damage to the Premises shall be subject to the normal wear and tear therein.

37. SUCCESSORS AND ASSIGNS: This Lease shall be binding upon and inure to the benefit of the respective heirs, personal and legal representatives, successors and permitted assigns of the parties hereto.

38. QUIET ENJOYMENT: Upon Tenant paying the Rent and performing all of Tenant's covenants and obligations under this Lease as and when required pursuant to the terms of this Lease, Tenant may peacefully and quietly enjoy the Premises during the Lease Term as against all persons or entities lawfully claiming by, through or under Landlord, subject, however, to the provisions of this Lease, the covenants, conditions or restrictions, affecting the Building or the land on which the Building is located, and to any mortgages or ground or underlying leases of all or any portion of the Project, other matters to which this Lease is subordinate, and the provisions of Section 42(O) of this Lease.

39. ENTIRE AGREEMENT: This Lease, together with the BLI Rider, exhibits attached to this Lease and guaranties (if any), all of which are fully incorporated into this Lease by this reference, contains the entire agreement between the parties hereto regarding the subject matters referenced herein and supersedes all prior oral and written agreements between them regarding such matters. This Lease may be modified only by an agreement in writing dated and signed by Landlord and Tenant after the date hereof.

40.   HAZARDOUS MATERIALS:

      A. Prohibition of Storage. Tenant shall, at its own expense, at all times and in all respects comply with all federal, state and local laws, statutes, ordinances and regulations, rules, rulings, policies, orders and administrative actions and orders (collectively, "Hazardous Materials Laws"), including, without limitation, any Hazardous Materials Laws relating to industrial hygiene, environmental protection or the use, analysis, generation, manufacture, storage, disposal or transportation of any oil, flammable explosives, asbestos, urea formaldehyde, radioactive materials or waste, infectious waste, or other hazardous, toxic, contaminated or polluting materials, substances or wastes, including, without limitation, any "hazardous substances", "hazardous wastes", "hazardous materials" or "toxic substances" under any such laws, ordinances or regulations (collectively, "Hazardous Materials"). Tenant shall, at its own expense, procure, maintain in effect and comply with all conditions of any and all permits, licenses and other governmental and regulatory approvals, relating to the presence of Hazardous Materials within, on, under or about the Premises by, through or under Tenant and required for Tenant's use of any Hazardous Materials in or about the Premises, in conformity with all applicable Hazardous Materials Laws and prudent industry practices regarding management of such Hazardous Materials. Landlord recognizes and agrees that Tenant may use Hazardous Materials in normal quantities that are applicable to general office use and that such use by Tenant shall not be deemed a violation of this Section so long as the levels are not in violation of any Hazardous Materials Laws. Upon termination or expiration of this Lease, Tenant shall, at its own expense, cause all Hazardous Materials placed in or about the Premises by Tenant or at Tenant's direction to be removed from the Premises and the Building's common areas and transported for use, storage or disposal in accordance and compliance with all applicable Hazardous Materials Laws. Tenant shall indemnify, protect, defend (by counsel reasonably acceptable to Landlord), and hold Landlord and Landlord's employees, agents, invitees, licensees and contractors free and harmless from and against any and all claims, liabilities, penalties, forfeitures, losses, costs and expenses (including attorneys' fees) or death of or injury to any person or damage to any property whatsoever, including, without limitation, the Building's common areas, arising from or caused in whole or in part, directly or indirectly, by (i) the presence in or about the Premises of any Hazardous Materials by, through or under Tenant, (ii) Tenant's failure to comply with any Hazardous Materials Laws, or (iii) any removal, remediation, clean up, restoration and materials required hereunder to return the Premises and any other property of whatever nature to the condition which existed prior to the presence of the Hazardous Materials. Landlord hereby confirms and agrees that Tenant's liability under this Section 40 is for violations of Hazardous Materials Laws by, through or under Tenant, and that Tenant has no liability for any preexisting violations of Hazardous Materials Laws or for any violations by Landlord or any third party (provided that such third party was not acting at the direction of Tenant in connection with the activities giving rise to such violation.)

      B. Disclosure Warning and Notice Obligations. Tenant shall comply with all laws, ordinances and regulations regarding the disclosure of the presence or danger of Hazardous Materials. Tenant acknowledges and agrees that all reporting and warning obligations required under the Hazardous Materials Laws are the sole responsibility of Tenant, whether or not such Hazardous Materials Laws permit or require Landlord to provide such reporting or warnings, and Tenant shall be solely responsible for complying with the Hazardous Materials Laws regarding the disclosure of the presence or danger of Hazardous Materials. Tenant shall immediately notify Landlord, in writing, of any complaints, notices, warnings, reports or asserted violations of which Tenant becomes aware relating to Hazardous Materials on or about the Premises. Tenant shall also immediately notify Landlord if Tenant knows or has reason to believe that Hazardous Materials have or will be released on or about the Premises. Tenant shall permit access, if requested, to the Premises for the purpose of monitoring pursuant to this Section 40 by the Miami-Dade County Department of Environmental Resource Management (DERM) and/or the State of Florida Department of Environmental Resources.

      C. Environmental Tests and Audits. Tenant shall not perform or cause to be performed any Hazardous Materials surveys, studies, reports or inspections relating to the Premises without obtaining Landlord's advance written consent. At any time prior to the expiration or termination of the Lease Term, Landlord shall have the right to enter upon the Premises in order to conduct appropriate tests and to deliver to Tenant the results of such tests to demonstrate that levels of any Hazardous Materials in excess of permissible levels has occurred as a result of Tenant's use of the Premises.

      With regard to any environmental audits performed relating to the Premises or the Building, the following shall apply:

            1. Results Confidential. The environmental site assessment shall be prepared for the sole and exclusive use of Tenant and Landlord (or Landlord's mortgagee, lenders or regulatory bodies), and Tenant shall not release such assessment, or any information contained therein, to any third party (including, without limitation, any governmental agency) except if required by law or upon the prior written consent of Landlord, which consent may be withheld in Landlord's sole discretion.

            2. Indemnification by Tenant. Tenant shall indemnify, defend upon request, and hold Landlord harmless from and against all costs, damages, claims, liabilities, expenses, losses, court costs including appellate or bankruptcy courts), and attorney's fees suffered or claimed against Landlord, based in whole or in part upon the breach of this clause by Tenant.

            3. Survival of Obligation. The obligations within this clause shall survive the expiration or earlier termination of this Lease.

      D. Survival of Obligations. The respective rights and obligations of Landlord and Tenant under this Section 40 shall survive the Expiration Date or earlier termination of this Lease.

41.   BANKRUPTCY PROVISIONS:

      A. Event of Bankruptcy. If this Lease is assigned to any person or entity pursuant to the provisions of the United States Bankruptcy Code, 11 U.S.C. Section 101 et seq. (the "Bankruptcy Code"), any and all monies or other considerations payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Landlord and shall not constitute the property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any and all monies or other considerations not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and shall be promptly paid or delivered to Landlord.

      B. Additional Remedies. In addition to any other rights or remedies conferred upon Landlord under the terms of this Lease, the following remedies and provisions shall specifically apply in the event Tenant engages in any one or more of the acts contemplated by the provisions of Sections 24(A)(3), 24(A)(4), 24(A)(5) or 24(A)(6) of this Lease (singularly, a "Bankruptcy Event"):

            (1) In the event of an assumption of this Lease by a debtor or by a trustee, such debtor or trustee shall within fifteen (15) days after such assumption (i) cure any defaults under this Lease or provide adequate assurance that defaults will be promptly cured; (ii) compensate Landlord for actual losses or provide adequate assurance that compensation will be made for actual losses, including, without limitation, all attorneys' fees and costs incurred by Landlord resulting from any such proceedings; and (iii) provide adequate assurance of future performance.

            (2) The debtor or trustee may only assign this Lease if (i) the assignee assumes this Lease; (ii) the assignee provides adequate assurance (as hereafter defined) of future performance, whether or not there has been a default under this Lease; (iii) the debtor or trustee has received Landlord's prior written consent pursuant to the provisions of Section 14 of this Lease;
(iv) the financial condition of the assignee is equal to or greater than that of Tenant's financial condition on the date Tenant executed this Lease as evidenced by the assignee's last filed federal income tax return and last three years' audited financial statements; and (v) the assignee is in the same or similar business than that of Tenant. Any consideration paid by the assignee in excess of the rental reserved in this Lease shall be the sole property of, and promptly paid to, Landlord. The parties agree that the term "adequate assurance" shall include, without limitation, at least the following: (a) a proposed assignee must have, as demonstrated to Landlord's reasonable satisfaction, a net worth (as defined in accordance with GAAP consistently applied) in an amount sufficient to assure that the proposed assignee will have the resources to meet the financial responsibilities under this Lease, including, without limitation, the payment of all Rent; and (b) any assumption of this Lease by a proposed assignee shall not adversely affect Landlord's relationship with any of the tenants in the Building (or with any of the tenants in the Project), taking into consideration any and all other "use" clauses and/or "exclusivity" clauses which may then exist under their leases with Landlord.

42.   MISCELLANEOUS:

      A. Severability; Governing Law. If any term or condition of this Lease or the application thereof to any person or circumstance is, to any extent, invalid or unenforceable, the remainder of this Lease, or the application of such term or condition to persons or circumstance other than those as to which it is held invalid or unenforceable, is not to be affected thereby and each term and condition of this Lease is to be valid and enforceable to the fullest extent permitted by law. This Lease shall be construed in accordance with the laws of the State of Florida.

      B. No Offer. Submission of this Lease to Tenant does not constitute an offer by Landlord, and this Lease shall become effective only upon its execution and delivery by Landlord and Tenant.

      C. Entire Agreement. Tenant acknowledges that it has not relied upon any statement, representation, prior or contemporaneous written or oral promises, agreements or warranties, except those that are expressly stated in this Lease.

      D. Payment of Taxes. Tenant shall pay, before delinquency, all taxes assessed during the Lease Term against (i) all personal property, trade fixtures, and improvements located in or upon the Premises, and (ii) any occupancy interest of Tenant in the Premises.

      E. Early Occupancy. If Tenant, with Landlord's consent (which consent may be withheld in Landlord's sole discretion), occupies the Premises or any part thereof prior to the beginning of the Lease Term for the purpose of the conduct of its business (but Tenant's Pre-Completion Access under EXHIBIT "B" hereto shall not he deemed early occupancy), then all provisions of this Lease shall be in full force and effect commencing upon such occupancy, and

Base Rent, Overhead Rent and Additional Rent, where applicable, for such period shall be paid by Tenant at the same rate herein specified proportionally allocated to the portion of the Premises being so occupied. In no event, however, shall the Rent Commencement Date be other than as set forth in the Basic Lease Information Rider.

      F. Brokers. Each party represents and warrants that it has not dealt with any agent or broker in connection with this transaction except for the agents or brokers, if any, specifically set forth in the BLI Rider with respect to each Landlord and Tenant. If either party's representation and warranty proves to be untrue, such party shall indemnify the other party against all resulting liabilities, costs, expenses, claims, demands and causes of action, including reasonable attorneys' fees and costs through all appellate actions and proceedings. The foregoing shall survive the Expiration Date or earlier termination of the Lease Term.

      G. Recording. Neither this Lease nor any memorandum hereof shall be recorded by Tenant in the Public Records of Miami-Dade County, Florida.

      H. No Other Relationship. Nothing contained in this Lease shall be deemed by the parties hereto or by any third party to create the relationship of principal and agent, partners, joint venturers or any other association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any other provisions contained in this Lease nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

      I. Interpretation; Construction. The headings of articles, sections or paragraphs are for convenience only and shall not be relevant for purposes of interpretation of the provisions of this Lease. This Lease shall not be more strictly construed against either party hereto by reason of the fact that one party may have drafted or prepared any or all of the terms and provisions hereof.

      J. Easements. This Lease does not create, nor shall Tenant have, any express or implied easement for or other rights to air, light or view over or about the Building or any part thereof. Any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to the Building shall in no way affect this Lease nor impose any liability on Landlord.

      K. Landlord's Rights. Landlord reserves the right to use, install, monitor, and repair pipes, ducts and conduits within the walls, columns, floors and ceilings of the Premises.

      L. Delegation. Any acts to be performed by Landlord under or in connection with this Lease may be delegated by Landlord to its managing agent or other authorized person or firm.

      M. Joint and Several Liability. If more than one person or entity is named herein as Tenant, their liability hereunder shall be joint and several. In case Tenant is a partnership, it is agreed that each and every present and future general or managing partner in Tenant shall be and remain at all times jointly and severally liable hereunder and that neither the death, resignation or withdrawal of any partner, nor the subsequent modification or waiver of any of the terms and provisions of this Lease, shall release the liability of such partner under the terms of this Lease unless and until Landlord shall have consented (which consent may be withheld in Landlord's sole discretion) in writing to such release.

      N. Zoning. Landlord has made no inquiries about and makes no representations (express or implied) concerning whether Tenant's proposed use of the Premises is permitted under applicable law, including, without limitation, applicable zoning law. If Tenant's proposed use is prohibited, Tenant shall be obligated to comply with applicable law, and this Lease shall nevertheless remain in full force and effect.

      O. Force Majeure. Notwithstanding anything to the contrary in this Lease, if Landlord cannot perform any of its obligations due to events beyond Landlord's control, the time provided for performing such obligations shall be extended by a period of time equal to the duration of such events. Events beyond Landlord's control include, without limitation, hurricanes, floods, war, civil commotion, labor disputes, strikes, fire or other casualty, shortages of labor or material, government regulation or restriction, and weather conditions.

      P. Time. Time is of the essence with regard to Landlord's and Tenant's obligations under this Lease. Any reference herein to time periods shall, in the computation thereof, include Saturdays, Sundays and legal holidays, but any time period provided for herein which shall end on a Saturday, Sunday or legal holiday shall extend to 5:00 P.M. on the next full business day.

      Q. Erisa and UBTI Restrictions. Notwithstanding anything to the contrary contained herein, including, without limitation, Section 14 above, no assignment or subletting by Tenant, nor any other transfer or vesting of Tenant's interest hereunder (whether by merger, operation of law or otherwise), shall be permitted if:

            (1) Landlord, or any person designated by Landlord as having an interest therein, directly or indirectly, controls, is controlled by, or is under common control with (i) the proposed assignee, sublessee or successor-in-interest of Tenant or (ii) any person which, directly or indirectly, controls, is controlled by or is under common control with, the proposed assignee, sublessee or successor-in-interest of Tenant;

            (2) the proposed assignment or sublease (i) provides for a rental or other payment for the leasing, use, occupancy or utilization of all or any portion of the Leased Premises based, in whole or in part, on the income or profits derived by any person from the property so leased, used, occupied or utilized other than an amount based on a fixed percentage or percentages of gross receipts or sales or (ii) does not provide that such assignee or subtenant shall not enter into any lease, sublease, license, concession or other agreement for the use, occupancy or utilization of all or any portion of the Leased Premises which provides for a rental or other payment for such use, occupancy or utilization based, in whole or in part, on the income or profits derived by any person from the property so leased, used, occupied or utilized other than an amount based on a fixed percentage or percentages of gross receipts or sales; or

            (3) in the reasonable opinion of Landlord and Landlord's counsel, such proposed assignment, subletting or other transfer or vesting of Tenant's interest hereunder (whether by merger, operation at law or otherwise) will (i) cause a violation of the Employee Retirement Income Security Act of 1974 by Landlord, or by any person which, directly or indirectly, controls, is controlled by, or is under common control with, Landlord or any person who controls Landlord or (ii) result or may in the future result in Landlord, or any person which, directly or indirectly, has an interest in Landlord, receiving "unrelated business taxable income" (as defined in the Internal Revenue Code).

      R. Confidentiality. Tenant will maintain the confidentiality of this Lease and will not divulge the economic or other terms of this Lease, in writing, to any persons, other than Tenant's officers, directors, partners or shareholders; Tenant's attorneys, accountants and other professional consultants (all of which Tenant parties shall be bound by this confidentiality obligation); any governmental agencies; and pursuant to subpoena or other legal process.

      S. Signage. Tenant shall have the nonexclusive right to place the name "CONTINUCARE" (or Tenant's then current name bearing a similar number of letters) on both faces of the monument sign for the Building in a position designated by Landlord. Tenant shall be responsible for the cost of fabricating and installing such letters to be affixed to the monument sign, and for the cost of the removal thereof at the expiration or earlier termination of this Lease or, if earlier, upon the date that Tenant no longer has rights to such monument sign panel because of an assignment of this Lease or sublease of the Premises. Tenant shall tender plans for its proposed design, material specifications and installation of such monument sign panel to Landlord, which must be reasonably approved in writing by Landlord prior to Tenant's installation. Landlord shall place Tenant's name on the Building's lobby directory and shall install a Building standard sign outside the entrance to the Premises. Such lobby and entry sign shall be at Tenant's cost and expense, but subject to offset by the Improvement Allowance under EXHIBIT "B" hereto.

      T. Storage Space. In addition to the Premises, Tenant shall lease certain storage space on the sixth floor of the Building identified on EXHIBIT "A" hereto consisting of 115 square feet (the "Storage Space") for the amount of $8.00 per square foot per year, namely the monthly rental amount of $76.67, plus sales tax thereon. Tenant accepts the Storage Space in AS-IS condition. Tenant acknowledges that Landlord shall not provide janitorial or other such services with respect to the Storage Space. Tenant may terminate its Lease of the Storage Space on sixty (60) days prior written notice to Landlord.

                            (execution page follows)

      IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Lease as of the day and year first above written.

Witness:                                 TENANT:
--------                                 -------

/s/ Maritza Malacrino                    CONTINUCARE CORPORATION,
-------------------------                a Florida corporation
Print Name: MARITZA MALACRINO

/s/ Aimec Rodriguez                      By: /s/ Richard C. Pfenniger, Jr.
-------------------------------------    ------------------------------------
Print Name: AIMEC RODRIGUEZ              Name: RICHARD C. PFENNIGER, JR.
            (As to Tenant)               Its:  CEO

Witness:                                 LANDLORD:

/s/ Danette Melchicem                    MIAMI RPFIV AIRPORT CORPORATE
--------------------------------         CENTER ASSOCIATES LIMITED
Print Name: DANETTE MELCHICEM            LIABILITY COMPANY, a Delaware limited
                                         liability company

/s/ Susan M. Doyle
---------------------------------        By: MIAACCIV, LLC, a Delaware limited
Print Name: SUSAN M. DOYLE               liability company, its Managing Member
      (As to Landlord)

                                         By: /s/ Robert Hughes
                                         ------------------------------------
                                         Name: ROBERT HUGHES
                                         Its: Vice President